Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

NDT SENIOR LOAN FUND, L.P.,

SPECIALTY LOAN VG FUND, L.P.,

LINCOLN INVESTMENT SOLUTIONS, INC.,

JADE REAL ASSETS FUND, L.P.,

AMERICAN UNITED LIFE INSURANCE COMPANY, AND

HPS SLF UE AGGREGATOR, L.P.

collectively, as Seller,

AND

SOUTHERN OIL INC.

as Buyer

SEPTEMBER 9, 2019

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4.21.	Title Matters	15
4.22.	Insurance	16
4.23.	Related Party Transactions	16
4.24.	Bankruptcy	16
4.25.	Financial Statements	16
4.26.	No Undisclosed Liabilities	17
4.27.	Books and Records	17
4.28.	Indebtedness	17
4.29.	Compliance with Leases	17
4.30.	Drilling Obligations	17
4.31.	Hedge Contracts	17
4.32.	No Other Activities	17
4.33.	Bank Accounts	17
4.34.	Powers of Attorney	18
4.35.	Platforms and Facilities	18
4.36.	Seller’s Disclaimers	18

ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING BUYER		18

5.1.	Due Organization	18
5.2.	Due Authorization; Enforceability	18
5.3.	Non-Contravention	19
5.4.	Litigation	19
5.5.	Governmental and Third Person Consents	19
5.6.	No Brokers	19
5.7.	No Bankruptcy	19
5.8.	Acquisition for Investment	19
5.9.	Securities Matters	19
5.10.	Availability of Funds	20
5.11.	No Other Representations or Warranties; Disclosed Materials.	20

ARTICLE VI ACCESS; DUE DILIGENCE		20

6.1.	Due Diligence	20
6.2.	Buyer’s Independent Investigation; Disclaimer	21
6.3.	“As Is, Where Is”	22
6.4.	Buyer Environmental Acknowledgements	22

ARTICLE VII MATTERS PRIOR TO CLOSING; COVENANTS		22

7.1.	[RESERVED]	22
7.2.	[RESERVED]	22
7.3.	[RESERVED]	22
7.4.	[RESERVED]	22
7.5.	Operations	22
7.6.	Surety Bonds	22
7.7.	[RESERVED]	23
7.8.	[RESERVED]	23
7.9.	[RESERVED]	23
7.10.	Managers and Officers	23
7.11.	Post-Closing Access to Books and Records	23

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7.12.	[RESERVED]	24
7.13.	Seismic Consents	24
7.14.	Retained Claims	24

ARTICLE VIII [RESERVED]		25

ARTICLE IX POST CLOSING MATTERS		25

9.1.	Final Settlement Statement	25
9.2.	Records	25
9.3.	Further Cooperation	25
9.4.	[RESERVED]	26
9.5.	Filings, Notices, and Governmental Approvals	26

ARTICLE X INDEMNIFICATION; SURVIVAL		26

10.1.	Indemnities of Seller	26
10.2.	Indemnities of Buyer	26
10.3.	Limitation on Liability	26
10.4.	Express Negligence	27
10.5.	Exclusive Remedy for Agreement	27
10.6.	Indemnification Procedures	28
10.7.	Survival	29
10.8.	Non-Compensatory Damages	30
10.9.	Waiver of Right of Rescission	30
10.10.	Mutual Release	30

ARTICLE XI MISCELLANEOUS		30

11.1.	Exhibits	30
11.2.	Expenses	31
11.3.	Assignment	31
11.4.	Notices	31
11.5.	Entire Agreement; Conflicts	31
11.6.	Amendments	32
11.7.	Waiver; Rights Cumulative	32
11.8.	Governing Law; Jurisdiction; Venue; Jury Trial	32
11.9.	Severability	33
11.10.	Taxes	33
11.11.	Counterparts	35
11.12.	Specific Performance	35
11.13.	Parties in Interest	35
11.14.	Conflicts and Privilege.	35
11.15.	Schedules	35
11.16.	No Recourse	36
11.17.	Seller Liability	36

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SCHEDULES AND EXHIBITS

Schedule 1.1	—	Defined Terms
Schedule 1.2	—	Derivative Agreements
Schedule 1.3	—	Scheduled Exclusions
Schedule 1.5	—	Litigation
Schedule 1.6	—	Certain Permitted Encumbrances
Schedule 1.7	—	Permitted Indebtedness
Schedule 1.8	—	Orion Prospect Leases
Schedule 2.2(b)	—	Accounts Receivable
Schedule 2.7	—	Allocated Values
Schedule 4.3	—	Non-Contravention
Schedule 4.6(a)	—	Preferential Rights
Schedule 4.6(b)	—	Required Consents
Schedule 4.7	—	Taxes
Schedule 4.8	—	Non-Operated Wells; Temporarily Abandoned Wells
Schedule 4.14	—	Imbalances
Schedule 4.15	—	Outstanding AFEs
Schedule 4.18	—	Employee Benefits
Schedule 4.19	—	Suspense Funds
Schedule 4.20	—	Payout Balances
Schedule 4.21	—	Title Matters
Schedule 4.22	—	Insurance
Schedule 4.23	—	Related Party Transactions
Schedule 4.25	—	Financial Statements
Schedule 4.25(c)	—	Ordinary Course of Business
Schedule 4.28	—	Indebtedness
Schedule 4.31	—	Hedge Contracts
Schedule 4.33	—	Bank Accounts
Schedule 4.34	—	Powers of Attorney
Schedule 5.5	—	Approvals
Schedule 7.1	—	Permitted Operations, Actions by Seller
Schedule 7.6	—	Surety Bonds
Schedule 7.14	—	Retained Claims
Exhibit A-1	—	Developed Leases
Exhibit A-2	—	Wells
Exhibit B	—	Undeveloped Leases
Exhibit C	—	Platforms and Facilities
Exhibit D-1	—	Fee Surface Tracts
Exhibit D-2	—	Easements, Rights-of-Way, Etc.
Exhibit D-3	—	Office Building
Exhibit E	—	Material Contracts
Exhibit F	—	Form of Company Interests Assignment
Exhibit G	—	Form of Excluded Assets Assignment
Exhibit H-1	—	Form of Sellers Release
Exhibit H-2	—	Form of Resignation and Release
Exhibit I	—	Interim Operations

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”) is executed as of this 9th day of September, 2019 (the “Execution Date”), by NDT Senior Loan Fund, L.P., a Delaware limited partnership, Specialty Loan VG Fund, L.P., a Delaware limited partnership, Lincoln Investment Solutions, Inc., a Delaware corporation, Jade Real Assets Fund, L.P., a Delaware limited partnership, American United Life Insurance Company, an Indiana corporation and HPS SLF UE Aggregator, L.P., a Delaware limited partnership (collectively, the “Seller Parties”), which shall herein be referred to collectively as “Seller”, and Southern Oil Inc., a Delaware corporation (“Buyer”). Seller and Buyer may also be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding equity interests of Upstream Exploration Holdings LLC, a Delaware limited liability company (“Upstream Holdings” and such interests, the “Company Interests”);

WHEREAS, Upstream Holdings owns all of the issued and outstanding equity interests of Upstream Exploration LLC, a Delaware limited liability company (“Upstream Exploration” and together with Upstream Holdings, the “Companies” and each individually, a “Company”); and

WHEREAS, effective as of the Effective Date and on the terms and conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Company Interests.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

In addition to the terms defined in the preamble paragraph and recitals of this Agreement, for purposes hereof, the capitalized expressions and terms set forth in Part 1 of Schedule 1.1 shall have the meanings set forth therein, unless expressly indicated otherwise. Other terms may be defined elsewhere in this Agreement and shall, for purposes hereof, have the meanings so specified, unless expressly indicated otherwise. Certain rules of interpretation applicable to this Agreement are set forth in Part 2 of Schedule 1.1.

ARTICLE II

PURCHASE AND SALE; ASSUMPTION AND RETENTION OF LIABILITIES

2.1. Purchase and Sale. At the Closing, upon the terms and conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Company Interests, free and clear of all Encumbrances, except for Encumbrances under federal and state securities Laws and pursuant to the Company Agreement.

2.2. Consideration.

(a) The base consideration to be paid by Buyer to Seller with respect to the sale to Buyer of the Company Interests shall be SEVENTY TWO MILLION, EIGHT HUNDRED SIXTY FOUR THOUSAND, EIGHT HUNDRED TWENTY EIGHT DOLLARS AND 86/100 ($72,864,828.86) (the

“Base Consideration”). The Base Consideration, subject to the adjustments made as provided in Section 2.2(c) and Section 2.2(d), is referred to herein as the “Adjusted Consideration” and (to the extent applicable) shall be payable in currency of the United States at the Closing in accordance with Section 2.4 and Section 2.5. Notwithstanding anything herein to the contrary, in no event shall the Adjusted Consideration exceed FIFTY-TWO MILLION, FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($52,500,000.00) or be less than FIFTY MILLION, FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($50,500,000.00).

(b) [RESERVED]

(c) Buyer shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products from or attributable to the Assets from and after the Effective Date, and to all other income, proceeds, receipts, and credits earned with respect to the Assets from and after the Effective Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets which are incurred from and after the Effective Date. Seller shall be entitled to all revenues, production, proceeds, income, accounts receivable, and products from or attributable to the Assets prior to the Effective Date, and to all other income, proceeds, receipts, and credits earned with respect to the Assets prior to the Effective Date, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets which are incurred prior to the Effective Date. “Earned” and “incurred,” as used in this Section 2.2, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Societies (COPAS) standards.

(d) The Adjusted Consideration shall be calculated, without duplication, as follows:

(i)	the Base Consideration shall be increased by the following amounts:

(A)

the aggregate amount of proceeds received by the Companies (without distribution to Seller) or Buyer from and after the Effective Date, to which Seller would otherwise be entitled pursuant to Section 2.2(c) with respect to the Assets;

(B)

an amount equal to the market value of all Hydrocarbons that are not sold prior to Closing and that are attributable to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory), in each case that are, as of the Effective Date, (i) upstream of the pipeline connection or (ii) upstream of the sales meter, the value to be based upon the contract price in effect as of the Effective Date (or if there is no contract price, then the market price in effect as of the Effective Date in the field in which such Hydrocarbons were produced, or if actually sold prior to the date of determination, the proceeds actually recovered by Buyer or the Companies (without distribution to Seller) attributable to such sale), net of (A) amounts payable as royalties, overriding royalties and other similar burdens upon, measured by or payable out of such production, (B) marketing fees, and (C) gravity adjustments for which there is no payment in connection with the sale of such Hydrocarbons;

(C)

the aggregate amount of all Property Costs which are attributable to the Assets during the period from and after the Effective Date and that have been paid or economically borne by Seller or the Companies;

(D)

to the extent that the Companies are net underproduced as of the Effective Date as shown with respect to the Imbalances set forth in Schedule 4.14, an amount equal to the product of the net underproduced respective volumes multiplied by $2.2215/MMBtu for gaseous Hydrocarbons;

(E)

the aggregate amount of all of the following costs and expenses actually incurred and paid by the Companies, or by the Seller on behalf of the Companies, attributable to the period from and after the Effective Date: rents, employee costs (other than bonuses or other extraordinary payments to employees), software licenses, data subscriptions, insurance (including any pre-paid premiums), utilities, and costs of third party service providers that provide services to the Companies with respect to the Assets;

(F)	the amount of all Taxes of the Companies allocable to Buyer pursuant to Section 11.10, that are paid or economically borne by Seller; and

(G)	the amount of the accounts receivable set forth on Schedule 2.2(b).

(ii)	the Base Consideration shall be decreased by the following amounts:

(A)

the aggregate amount of all Property Costs which are attributable to the Assets during the period prior to the Effective Date and that have been (or are) paid or economically borne by Buyer or the Companies (after the Effective Date);

(B)

to the extent that the Companies are net overproduced as of the Effective Date as shown with respect to the Imbalances set forth in Schedule 4.14, an amount equal to the product of the net overproduced respective volumes multiplied by $2.2215/MMBtu for gaseous Hydrocarbons;

(C)

an amount equal to all proceeds actually received by Seller or any of the Companies (and that are distributed to the Seller) attributable to the sale of Hydrocarbons (1) produced from or attributable to the Assets following the Effective Date or (2) contained in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Date for which an upward adjustment was made pursuant to Section 2.2(d)(i)(B);

(D)	the amount of any Indebtedness of the Companies as of the Closing Date;

(E)

the amount of all retention, transaction, change of control or similar bonus payments or severance payments or benefits incurred or payable by the Companies in connection with the transactions contemplated herein, excluding (i) any severance payments triggered as a result of any termination initiated by the Buyer or the Companies after the Closing and (ii) the Bonus Pool Amount (which are addressed in Section 2.5(o) and Section 2.9) and, in each case, including the employer portion of any payroll Taxes payable in connection with such payments;

(F)	an amount equal to the principal and interest due under the Dell Financing Contract as of the Effective Date; and

(G)	the amount of all Taxes of the Companies allocable to Seller pursuant to Section 11.10, that are paid or economically borne by Buyer.

(e) All adjustments to the Base Consideration provided for in Section 2.2(d) shall be determined without duplication.

2.3. Assumed Obligations. Subject to the terms of this Agreement and without limiting Buyer’s rights to indemnity under Article X, if the Closing occurs, the Companies shall be deemed to have retained (and Buyer shall cause the Companies to pay, perform and discharge) all duties, obligations, responsibilities, Claims and Losses related to any of the Companies and/or the Assets, regardless of whether occurring (or related to periods) prior to, at or after the Effective Date, including the following (collectively, the “Assumed Obligations”):

(a) all obligations of any of the Companies under the Assigned Contracts, whether such liabilities arise prior to, at, or after the Closing Date;

(b) all duties, obligations, and liabilities arising out of the ownership or operation of the Assets (excluding, however, the Assigned Contracts, which are covered in Section 2.3(a)), to the extent such duties, obligations, and liabilities whether arising prior to, at or after the Closing Date (excluding, for the avoidance of doubt, all liabilities pertaining to any Excluded Asset);

(c) all obligations and liabilities of each of the Companies regarding the plugging and abandonment of all Wells and Personal Property and the performance of all related salvage, site clearance, and surface restoration operations in accordance with applicable Law, the terms of the Leases (to the extent applicable), and the terms of the applicable Permits and Assigned Contracts;

(d) ALL CLAIMS AND LOSSES (INCLUDING CLAIMS AND LOSSES FOR INJURY TO OR DEATH OF ANY PERSON, PERSONS, OR OTHER LIVING THINGS, OR LOSS OR DESTRUCTION OF OR DAMAGE TO PROPERTY) ARISING OUT OF, RESULTING FROM, OR RELATING IN ANY WAY TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, OR ANY PORTION THEREOF, REGARDLESS OF WHETHER SUCH ENVIRONMENTAL CONDITION RESULTS, IN WHOLE OR IN PART, FROM (1) THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE) OR STRICT LIABILITY OF EACH OF THE COMPANIES OR ITS AFFILIATES OR SELLER OR ITS AFFILIATES, AND EACH OF THE COMPANIES’ AND SELLER’S EMPLOYEES, AGENTS, OR REPRESENTATIVES, OR (2) IS KNOWN, ANTICIPATED, OR SUSPECTED AS OF THE EFFECTIVE DATE, REGARDLESS OF WHETHER THE ACTS, OMISSIONS, EVENTS, OR CONDITIONS GIVING RISE THERETO, AROSE, OCCURRED, OR CAME INTO EXISTENCE BEFORE, AT, OR AFTER THE EFFECTIVE DATE;

(e) all Claims and Losses, in addition to those described in Section 2.3(d), and whether arising in contract, in tort, under any agreement of indemnity, or by operation of Law, against or suffered by Buyer that relate in any way to the Companies or the Assets (INCLUDING INJURY TO OR DEATH OF ANY PERSON, PERSONS, OR OTHER LIVING THINGS, OR LOSS OR DESTRUCTION OF OR DAMAGE TO PROPERTY ARISING OUT OF, RESULTING FROM OR RELATING IN ANY WAY TO THE ASSETS, REGARDLESS OF WHETHER SUCH CLAIM OR LOSS RESULTS, IN WHOLE OR IN PART, FROM THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE) OR STRICT LIABILITY OF EACH OF THE COMPANIES OR ITS AFFILIATES OR SELLER OR ITS AFFILIATES, AND COMPANIES’ AND SELLER’S EMPLOYEES, AGENTS, OR REPRESENTATIVES), REGARDLESS OF WHETHER THE ACTS, OMISSIONS, EVENTS, OR CONDITIONS GIVING RISE THERETO, AROSE, OCCURRED, OR CAME INTO EXISTENCE BEFORE, AT, OR AFTER THE EFFECTIVE DATE;

(f) all obligations of the Companies owed to other Persons with respect to Imbalances (if any) in existence at or arising after the Effective Date;

(g) all obligations of the Companies with respect to the Suspense Funds;

(h) all trade and other accounts payable and other liabilities related to the Assets; provided, that for any trade or other accounts payable and other liabilities related to the Assets which are with respect to activities, services, or work occurring prior to the Effective Date, only to the extent that Buyer has received a downward adjustment to the Base Consideration therefore pursuant to Section 2.2; and

(i) all other duties, obligations, responsibilities, Claims, and Losses not otherwise addressed in Sections 2.3(a)-(h), whether in contract, in tort, or arising by operation of Law, regardless of whether the acts, omissions, events, or conditions giving rise thereto first arise, occur, or come into existence prior to, at or after the Closing Date, and regardless of when such duty, obligation, responsibility, Claim or Loss is asserted;

provided, that (i) in no event shall Buyer be deemed to have assumed or agreed to pay for any duties, obligations, responsibilities, Claims, Losses or other liability of any Company or Seller or their respective Affiliates to the extent related to any Excluded Asset, and (ii) in no event shall the Companies be deemed to have retained, or in any way be responsible for, any duties, obligations, responsibilities, Claims, Losses or other liability of any Company or Seller or their respective Affiliates to the extent related to any Excluded Asset.

2.4. Preliminary Settlement Statement. Prior to the Closing Date, Seller shall prepare and submit to Buyer a preliminary settlement statement (the “Preliminary Settlement Statement”) that sets forth Seller’s estimate of the Adjusted Consideration reflecting the Base Consideration and each adjustment thereto made in accordance herewith and the proration of any other amounts required herein as of the date of preparation of such Preliminary Settlement Statement (the “Closing Payment”), together with the designations of the account and routing information necessary for the wire transfer of the Closing Payment pursuant to Section 2.5. If, for any reason, Buyer disputes in good faith any information contained in the Preliminary Settlement Statement, the Parties shall work together in good faith to resolve such dispute prior to the Closing Date, and in no event shall the Closing be delayed. The Closing Payment shall be the amount set forth in the Preliminary Settlement Statement prepared by Seller with any adjustments thereto agreed upon by Buyer and Seller prior to the Closing, and any adjustments thereto shall be reflected in the Final Settlement Statement, subject to the procedures set forth in Section 9.1. For the avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall the Adjusted Consideration reflected in the Final Settlement Statement exceed FIFTY-TWO MILLION, FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($52,500,000.00) or be less than FIFTY MILLION, FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($50,500,000.00).

2.5. Actions at Closing. The Closing shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4700, Houston, TX, 77002, at 10:00 a.m., Central Standard Time, on September 9, 2019, (the “Scheduled Closing Date”), or such other date and time as may be agreed upon by the Parties (the Scheduled Closing Date, as so adjusted, being referred to herein as the “Closing Date”). At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Parties (as applicable) shall take, or cause to be taken, the following actions:

(a) Seller and Buyer shall execute and deliver to Buyer the Company Interests Assignment;

(b) Seller and each Company shall execute and deliver to each other original counterparts of the Excluded Assets Assignment;

(c) Seller and Buyer shall execute and deliver to each other original counterparts of the Preliminary Settlement Statement;

(d) Buyer shall deliver to Seller the Closing Payment reflected in the Preliminary Settlement Statement by bank wire transfer of immediately available U.S. funds to the account(s) of Seller as designated by Seller in the Preliminary Settlement Statement;

(e) [RESERVED]

(f) [RESERVED]

(g) Seller shall deliver to Buyer a statement that satisfies the requirements of Treas. Reg. §1.1445-2(b)(2), certifying that no Seller Party is a “foreign” Person for U.S. federal Income Tax purposes;

(h) Seller and Buyer shall deliver such forms, assignments, filings, and other deliverables necessary to effect the terms of Section 7.6;

(i) Seller and each officer, director and manager of each of the Companies shall execute and deliver a Seller Release or D&O Release, as applicable, to Buyer, substantially in the form attached hereto as Exhibit H-1 or Exhibit H-2, as applicable;

(j) Seller shall deliver to Buyer an original counterpart of the Side Letter executed by the investment manager of each Seller Party, HPS Investment Partners, LLC;

(k) Buyer shall deliver evidence to Seller indicating that Buyer has satisfied the terms of Section 7.6;

(l) Seller shall deliver to Buyer executed signature cards for each of the bank accounts listed on Schedule 4.33 that Buyer may submit to the applicable bank to update authorized signatories;

(m) Seller and Buyer shall execute and deliver such other documents (including any Transaction Documents to which Seller or Buyer is a signatory party) and take such other actions as are provided for elsewhere in this Agreement;

(n) Seller shall cause the Companies to distribute to Seller on or prior to Closing all cash held in the Companies’ bank accounts as of August 31, 2019, other than (i) the Suspense Funds, (ii) the Bonus Pool Amount and (iii) such other amounts deposited in such bank accounts from and after August 31, 2019. All (x) Suspense Funds held by the Companies, (y) the Bonus Pool Amount (except to the extent the Bonus Pool Amount is deposited with the Companies’ payroll service provider in accordance with Section 2.5(o)) and (z) such other amounts deposited in the Companies’ bank accounts from and after August 31, 2019 shall remain in a Company bank account at Closing and there shall be no adjustment to the Base Consideration therefore; and

(o) Seller, to the extent not previously done so by the Companies, shall cause the Companies to distribute to their current payroll service provider the Bonus Pool Amount and provide written instructions for paying individual employees certain bonus payments which, in the aggregate, total the Bonus Pool Amount for payment in accordance with Section 2.9 on or before the next pay cycle.

2.6. Possession. If the Closing occurs, Seller shall be deemed to have delivered to Buyer exclusive possession and control of the Companies effective as of 12:00 a.m., Central Standard Time, on the Effective Date.

2.7. Allocation of Consideration. The “Allocated Value” for certain Assets equals the portion of the Base Consideration allocated to such Assets as set forth on Schedule 2.7, if any.

2.8. Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, however, that Buyer shall notify Seller of any amounts otherwise payable to Seller that it intends to deduct and withhold at least two Business Days prior to such withholding other than withholdings required as a result of Seller’s failure to comply with Section 2.5(g). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of whom such deduction and withholding was made. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding.

2.9. Bonus Payments. To the extent not paid to the Companies payroll service providers at Closing, on or before the next payroll date of the Companies, Buyer shall (or shall cause the Companies to) cause the Companies’ Third Party payroll company to pay in accordance with the written instructions provided by Seller or the Company at Closing, each of the employees identified in such written instructions the portion of the Bonus Pool Amount set forth in such instructions as incentive compensation related to the Closing of the transactions contemplated hereunder (which payments, for the avoidance of doubt, shall not in the aggregate exceed the Bonus Pool Amount).

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Buyer, as of the Execution Date and as of the Closing Date, as follows:

3.1. Due Organization. Each Seller Party is a limited liability company, limited partnership or corporation as identified for such Seller Party in the introductory paragraph of this Agreement duly formed, validly existing, and in good standing under the Laws of the State of its formation.

3.2. Due Authorizations; Enforceability. Each Seller Party has full capacity, power, and authority to enter into and perform this Agreement, the other Transaction Documents to which such Seller Party is or is to become a party, and the transactions contemplated herein and therein, and to perform all of its obligations under this Agreement and the other Transaction Documents to which it is or is to become a party. Other than such votes, approvals or consents obtained prior to the execution of this Agreement, there are no votes, approvals, consents or other proceedings of the equityholders of any Seller Party or any Company necessary in connection with the execution and delivery of, or the performance by any Seller Party of its obligations under this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby. The execution, delivery, and performance by each Seller Party of this Agreement and the other Transaction Documents to which such Seller Party is a party have been duly and validly authorized and approved by all necessary action on the part of such Seller Party, and this Agreement and the other Transaction Documents to which such Seller Party is a party are, or upon their execution and delivery will be, the valid and binding obligations of Seller and enforceable against each Seller Party in accordance with their respective terms.

3.3. Non-Contravention. The execution, delivery, and performance by each Seller Party of this Agreement and the other Transaction Documents to which Seller is a party and the performance of the transactions contemplated herein and therein will not, as of the Closing Date, (a) conflict with or result in a breach of any provisions of the organizational documents of any Seller Party or (b) violate any Order or Law applicable to any Seller Party.

3.4. Title to Company Interests. Seller is the direct owner and beneficial owner of the Company Interests, free and clear of all Encumbrances, except for Encumbrances under federal and state securities Laws and pursuant to the Company Agreement. At the Closing, the delivery by Seller to Buyer of the Company Interests Assignment will vest Buyer with title to all of the Company Interests, free and clear of all Encumbrances, except for Encumbrances under federal and state securities Laws and pursuant to the Company Agreement, and there are no other Contracts or commitments that could require Seller to sell, transfer or otherwise dispose of the Company Interests, other than this Agreement. There are no equityholder agreements, voting trusts, proxies or other similar agreements or understandings with respect to the Company Interests.

3.5. Compliance with Laws. The Seller is in material compliance with all Laws, and all Permits required under all Laws, applicable, in each case, to the ownership of the Company Interests, except for prior instances of non-compliance that have been fully and finally remedied or resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

3.6. No Brokers. Following Closing, Seller will have no liability with regards to any financial advisor, broker, agent, or finder, or incurred any liability, contingent or otherwise, relating to the transactions contemplated by this Agreement for which Buyer or the Companies will have any responsibility.

3.7. Legal Proceedings. There is no Order or legal, administrative or arbitration proceeding by any Person or Governmental Authority (including expropriation or forfeiture proceedings), pending and for which any Seller Party has been served with notice or, to Knowledge of Seller, threatened against any Seller Party, or the Assets, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected (individually or in the aggregate) to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

3.8. Bankruptcy. There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against any Seller Party or any Affiliate that controls a Seller Party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

With respect to the Companies, Seller represents and warrants to Buyer, as of the Execution Date and as of the Closing Date, as follows:

4.1. Due Organization. Upstream Holdings is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Upstream Exploration is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each Company is duly licensed or qualified to do business as a foreign limited liability company and is in good standing in all other jurisdictions in which such qualification is required by Law. Each Company has full limited liability company power and authority and all material authorization by the applicable Governmental Authority necessary to enable it to use its legal or other business names, own, lease or otherwise hold and operate its properties and other assets and to conduct its business in the manner presently conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to constitute a Material Adverse Effect as to the Companies. Each Company has all requisite power and authority to own and operate its properties (including the Assets) and to carry on its business as now conducted.

4.2. Due Authorizations; Enforceability. Each Company has full capacity, power, and authority to enter into and perform this Agreement, the other Transaction Documents to which such Company is or is to become a party, and the transactions contemplated herein and therein, and to perform all of its obligations under this Agreement and the other Transaction Documents to which it is or is to become a party. Other than such votes, approvals or consents obtained prior to the execution of this Agreement, there are no votes, approvals, consents or other proceedings of the equityholders of any Company necessary in connection with the execution and delivery of, or the performance by any Company of its obligations under, this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby. The execution, delivery, and performance by such Company of this Agreement and the other Transaction Documents to which such Company is a party have been duly and validly authorized and approved by all necessary action on the part of such Company, and this Agreement and the other Transaction Documents to which such Company is a party are, or upon their execution and delivery will be, the valid and binding obligations of such Company and enforceable against such Company in accordance with their respective terms.

4.3. Non-Contravention. Except as set forth in Schedule 4.3, the execution, delivery, and performance by each Company of this Agreement and the other Transaction Documents to which such Company is a party and the performance of the transactions contemplated herein and therein will not, as of the Closing Date, (a) conflict with or result in a breach of any provisions of the organizational documents of such Company, (b) subject to obtaining the Required Consents, result in a material breach of or material default under, or give rise to any right of termination, revocation, cancellation, or acceleration under, any of the terms of any Lease, Real Property Interest, Material Contract, credit agreement, note, bond, mortgage, indenture, license, loan or other agreement, document, contract or instrument to which any Seller Party or any Company is a party or by which the Companies or any of the Assets may be bound; or (c) violate any Order or Law applicable to the Companies or the Assets.

4.4. Companies’ Litigation. There is no legal, administrative or arbitration proceeding by any Person or Governmental Authority (including expropriation or forfeiture proceedings) pending for which either of the Companies have been served with notice or, to Seller’s Knowledge, threatened against (a) either of the Companies, or the Assets to which any Company is a party or (b) any Company’s directors, officers or employees (in their capacity as such) (other than matters relating to Taxes, as to which the sole representations and warranties are set forth in Section 4.7, matters relating to the environmental condition of the Assets, as to which the sole representations and warranties are set forth in Section 4.11, matters relating to employees, as to which the sole representations and warranties are set forth in Section 4.17 and Section 4.18, and matters relating to title, as to which the sole representations and warranties are set forth in Section 4.21).

4.5. Governmental Approvals. Except for approvals by Governmental Authorities customarily obtained after the Closing, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority is required to authorize, or is otherwise required by any Governmental Authority in connection with, the valid execution and delivery by any Company of this Agreement or the documents executed in connection herewith to which any Company is a party, the transfer of the Company Interests to Buyer, or the performance by the Companies of their other obligations hereunder or thereunder.

4.6. Preferential Rights; Required Consents; Other Restrictions on Transferability. Except as set forth on Schedule 4.6(a), none of the Assets are subject to a Preferential Right in connection with the transactions contemplated hereunder. Except as set forth on Schedule 4.6(b), none of the Assets are subject to any Required Consent or other restriction on transferability that is required to be satisfied, obtained, or waived in connection with the transactions contemplated hereunder pursuant to the terms of the instrument containing such Required Consent.

4.7. Taxes.

(a) Each Company has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by such entity. All such Tax Returns are true, complete and accurate in all material respects. Neither Company is currently the beneficiary of any extension of time within which to file any Tax Return (other than automatic extensions). No claim has been made by a Tax Authority in a jurisdiction where a Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. All material Taxes due and owing by the Company or any of its subsidiaries (whether or not shown on any Tax Returns) have been timely paid.

(b) The unpaid Taxes of the Companies did not, as of the date of the Audited Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Financial Statements (rather than in any notes thereto). Since the date of the Audited Financial Statements, neither Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) No deficiencies for Taxes with respect to either Company has been claimed, proposed or assessed by any Tax Authority that has not been resolved. There are no pending audits, assessments or other actions in respect of Taxes of either Company. Neither Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than automatic extensions) that is still in effect, nor has any request been made in writing for any such extension or waiver that is still pending.

(d) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company (or any of its subsidiaries) or other Person.

(e) The Company has delivered or made available to Buyer complete and accurate copies of all U.S. federal and state income Tax Returns of each Company (and any predecessor of any Company) for the taxable years ending December 31, 2016 and 2017.

(f) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Assets or the Company Interests.

(g) Neither Company has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes. Neither Company has any liability for the Taxes of any Person (other than Taxes of the Company or its subsidiaries) (i) under Treasury Regulations 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by Contract (other than any (A) agreement solely between the Companies or (B) customary provisions contained in agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(h) Neither Company is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than any (i) agreement solely between Companies or (ii) customary provisions contained in agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(i) Upstream Holdings is, and at all times since its formation has been, properly treated as a corporation for U.S. federal income Tax purposes. Upstream Exploration is, and has been since its formation, properly treated as an entity disregarded as separate from Upstream Holdings for U.S. federal income Tax purposes. No Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

(j) Neither Company has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring similar disclosure under analogous provisions of state, local or foreign Tax law.

(k) Neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other similar transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing.

(l) Neither Company or any predecessor by merger or consolidation of either Company has been a party to any transaction intended to qualify under Section 355 of the Code.

No representation or warranty is made in this Agreement with respect to the amount, sufficiency or availability of any net operating loss or other Tax attributes. The representations and warranties in this Section 4.7 (other than the representations and warranties in Section 4.7(i)) are made only with respect to Tax periods ending on or prior to the Closing and shall not be construed as representations or warranties with respect to any Tax attribute in or Taxes attributable to any Tax period (or portion thereof) beginning after the Closing, or any Tax positions taken by Buyer or any of its Affiliates (including the Companies) in any Tax period beginning after the Closing Date.

4.8. Well Status. Except as set forth on Schedule (a), there are no Wells in respect of which any Company has received an Order from any Governmental Authority requiring that such Wells be plugged and abandoned and for which such plugging and abandonment requirements have not been completed. To

Seller’s Knowledge, (i) all Wells have been drilled and completed within the limits permitted by all applicable Leases, Contracts and pooling or unit orders, and (ii) no such Well is subject to penalties on allowables after the Effective Date because of overproduction. There are no Wells operated by any Company or its Affiliates or, to Seller’s Knowledge, operated by third parties that are neither in use for purposes of production or injection nor suspended or temporarily abandoned in accordance with applicable Law that, in either case, have not been plugged and abandoned in accordance with applicable Law in all material respects.

4.9. Compliance with Laws; Permits. Each Company has been and currently is in compliance in all material respects with all Laws, and all Permits required under all Laws, applicable, in each case, to the ownership, operation and use of the Assets and the production, marketing, and disposition of Hydrocarbons therefrom (excluding Laws related to Taxes and Environmental Laws and Permits required under Environmental Laws, as to which the sole representations and warranties are set forth in, respectively, Section 4.7, Section 4.11 and matters relating to title, as to which the sole representations and warranties are set forth in Section 4.21), except for prior instances of non-compliance that have been fully and finally remedied or resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

4.10. Capitalization.

(a) The authorized Membership Interests of Upstream Holdings consist solely of the Company Interests. All outstanding Membership Interests of Upstream Holdings are duly authorized, validly issued, fully paid and nonassessable. Except for the Company Interests, there are no outstanding (i) Membership Interests or other voting securities of Upstream Holdings, (ii) securities of Upstream Holdings or any other Person convertible into or exchangeable or exercisable for Membership Interests or other voting securities of, or any other interest in, Upstream Holdings, and (iii) subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Upstream Holdings is a party or by which it is bound obligating Upstream Holdings to issue, deliver, sell, purchase, redeem or acquire Membership Interests or other voting securities of, or any other interest in, Upstream Holdings (or securities convertible into or exchangeable or exercisable for Membership Interests or other voting securities of, or any other interest in, Upstream Holdings) or obligating Upstream Holdings to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(b) The Companies do not own (and have never owned) any securities or interests in, or have any investments in, any Person (other than Upstream Holding’s ownership of Upstream Exploration), and the Companies do not have (and have never had) any subsidiaries (other than Upstream Holding’s ownership of Upstream Exploration). There are no obligations, contingent or otherwise, of the Companies to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.

4.11. Environmental Matters.

(a) No Company has entered into any agreement with, or is subject to, any Order issued by a Governmental Authority pursuant to Environmental Laws that interferes with or restricts the future operation, or that requires remediation of any part, of the Assets.

(b) With respect to Wells operated by the Companies (and with respect to Wells operated by a third party, to Seller’s Knowledge), each operator of the Assets, as applicable, has all material Permits required under Environmental Laws required in connection with the ownership and operation of the Wells and the production, marketing, and disposition of Hydrocarbons therefrom, and all of such Permits are in full force and effect.

(c) As of the Execution Date, none of the Companies nor, to Seller’s Knowledge, any third Person operator has received, any written notice from any Person that alleges (i) any violation or assessment the Companies or such third Person operator is not in material compliance with any Environmental Law or Permit required under Environmental Laws in connection with operations on the Assets, which alleged violation or assessment remains uncured or unresolved, (ii) any material Release of any Environmental Contaminants (for which remediation has not already been completed) concerning any of the Assets that would reasonably be expected to (A) interfere with or prevent compliance by such Company with any Environmental Law or the terms of any license or Permit issued pursuant thereto or (B) give rise to any common Law or other liability of such Company to any Person. As of the Execution Date, there are no proceedings with respect to any Asset, resulting from any violation of Environmental Law or Permit required under Environmental Laws pending, for which either of the Companies have been served with notice, or, to Seller’s Knowledge, threatened against either of the Companies.

(d) Seller has delivered to Buyer true, correct and complete copies of all third party environmental reports that have been conducted by Seller or any Company (or on behalf of Seller or any Company) with respect to any of the Assets.

4.12. Payment of Royalties. With the exception of the Suspense Funds, to Seller’s Knowledge, (a) with respect to all Wells listed on Exhibit A-2 that any of the Companies operate, the Companies have timely and properly paid all Lease Burdens attributable to the interests of the Companies therein and (b) with respect to all Wells listed on Exhibit A-2 that are not operated by any of the Companies, the applicable operator has timely and properly paid all Lease Burdens attributable to the interests of the Companies therein. The Companies have not received written notice of any Claim that the pay lists pursuant to which the Companies are making Lease Burden disbursements with respect to the Wells and Subject Units are inaccurate.

4.13. Material Contracts. All Material Contracts to which any Company is a party, or that are otherwise binding on any Company and pertain to the Assets, are set forth on Exhibit E. All Material Contracts are in full force and effect as to the applicable Company and, to Seller’s Knowledge, each counterparty. As of the Execution Date, Seller has made available to Buyer true, correct and complete copies of all Material Contracts and any amendments or modifications thereof. None of the Companies is in material breach or default, and, to Seller’s Knowledge, there has occurred no event, fact, or circumstance that, with the lapse of time, or the giving of notice, or both, would constitute such a material breach or default by any Company, with respect to the terms of any such Material Contract. To Seller’s Knowledge, no other Person is in material breach or default with respect to the terms of any such Material Contract. Neither Company nor any other party to any such Material Contract has given or threatened to give notice of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any such Material Contract or any provision thereof.

4.14. Imbalances; Prepayments. Except as set forth on Schedule 4.14, none of the Companies are subject to any Imbalances as of the Effective Date arising with respect to the Assets. Neither Company is obligated by virtue of any prepayment made pursuant to a “take-or-pay,” advance payment, prepayment or similar clause, or under any production payment, prepaid or forward sale, balancing, deferred production, or similar arrangement, to deliver Hydrocarbons produced from or allocable to any Well at a future time without receiving full payment therefor at or after the time of delivery.

4.15. AFEs; Cash Calls. Except as set forth on Schedule 4.15, as of the Execution Date, there are no outstanding authorities for expenditure or other commitments to make capital expenditures relating to any portion of the Assets that have been proposed by any Person having authority to do so and that exceed $100,000 net to the Companies’ interest.

4.16. No Brokers. Following Closing, the Companies will have no liability with regards to any financial advisor, broker, agent, or finder, or incurred any liability, contingent or otherwise, relating to the transactions contemplated by this Agreement for which Buyer or the Companies will have any responsibility.

4.17. Labor Matters. There are no collective bargaining agreements to which the Companies or their Affiliates are a party or by which they are bound. There is no pending or, to Seller’s Knowledge, threatened, strike, slowdown, picketing, or work stoppage against the Companies or involving the employees of the Companies, and no such dispute has occurred within the past three (3) years. There is no pending application for certification of a collective bargaining representative involving any Company or any of the employees of the Companies and, to Seller’s Knowledge, there have been no union organizing activities involving the employees of the Companies within the past three years. The Company has not engaged in any material unfair labor practice within the past three (3) years and there are no complaints against the Company pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any employee of the Company. The Company is in material compliance with and at all times has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closings (hereinafter collectively referred to as the “Employment Laws”). The Company is not liable for the payment of material Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment Retraining Notification Act or any similar state or local mass layoff or plant closing Law) with respect to Company or any Company subsidiary within the past three (3) years. The Company has no material liability, whether absolute or contingent, including any obligations under the Company Plans or applicable Law, with respect to any misclassification of a person performing services for the Company as an independent contractor.

4.18. Employee Benefits.

(a) Schedule 4.18 sets forth a list of each material Company Plan. With respect to each material Company Plan, Upstream Exploration has made available to Buyer copies of, as applicable, (i) the current plan document, including amendments thereto, (ii) the most recent annual report on Form 5500 required to be filed, (iii) the most recent summary plan description provided to participants, including any summary of material modifications, (iv) the most recent determination or opinion letter received from the Internal Revenue Service and (v) all non-routine filings made with any Governmental Authorities in the past three (3) years.

(b) Each Company Plan has been maintained, funded and administered in all material respects in compliance with its terms and applicable Laws. All contributions and other payments required to be made by the Companies to any Company Plan pursuant to the terms thereof have been timely made. All Company Plans that are intended to be tax qualified under section 401(a) of the Code have received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification, and to Seller’s Knowledge nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. No Company Plan is subject to Title IV of ERISA or is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) and neither the Companies nor (if liability to a Company would result) any ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiemployer plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years. No Company Plan provides retiree medical or life insurance and the Companies have incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees, other than COBRA coverage mandated by applicable Law.

(c) Except as would not be reasonably expected to result in material liability to the Companies, (i) no event has occurred and no condition exists that would subject the Companies, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, lien, penalty or other non-ordinary course liability imposed by ERISA or the Code with respect to an employee benefit plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Company Plan.

(d) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to Seller’s Knowledge, threatened, (ii) to Seller’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities are pending, or, to Seller’s Knowledge, threatened.

(e) Except as disclosed on Schedule 4.18, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any person to payments or benefits under any Company Plan or increases in or funding of any payments or benefits under any Company Plan or loan forgiveness under any Company Plan.

(f) No amount or benefit (whether in cash or property or the vesting of property or the cancellation of indebtedness) payable to any current or former employee, officer or director of the Companies who is a “disqualified individual” within the meaning of Section 280G of the Code will be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Company Plan provides for the gross-up of any Taxes imposed by Section 4999 of the Code.

(g) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, has been operated and documented in all material respects in good faith compliance with Section 409A of the Code and all applicable regulations and notices issued thereunder.

(h) No Company Plan provides compensation or benefits to any employee or service provider of the Companies who resides or performs services primarily outside of the United States.

4.19. Suspense Funds. Schedule 4.19 sets forth a true and correct list, as of the date set forth therein, of all Suspense Funds held by the Companies, the name or names of the Persons to whom, to Seller’s Knowledge, such funds are owed, and the reason or reasons they are being held in suspense.

4.20. Payout Balances. With respect to Wells operated by the Companies or their Affiliates (and, to Seller’s Knowledge, with respect to Wells operated by a third party), Schedule 4.20 contains a list, which is complete and accurate in all material respects, of the status of any “payout” balance (on a gross Working Interest basis for all Working Interest owners affected thereby), as of the date set forth on such Schedule, for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.21. Title Matters. Except as set forth on Schedule 4.21, the Companies warrant Defensible Title to the Assets owned by each Company against all Claims arising by, through or under such Company, but not otherwise.

4.22. Insurance. Schedule 4.22 sets forth a list of all policies of insurance owned, held by, or maintained by or for the benefit of any of the Companies or otherwise related to the Assets as of the Execution Date, including the type of policy, the limits of the coverage, and the deductible with respect thereto. No asserted claim (or to Seller’s Knowledge, any unasserted claim) relating to the Companies or the Assets is outstanding under any of the policies set forth on Schedule 4.22, and no carrier of any such policy has asserted any denial of coverage. All premiums under such policies that are due and payable on or prior to the Execution Date have been paid in full. To Seller’s Knowledge, such policies of insurance are in full force and effect and satisfy all requirements of applicable Law. Except as set forth in Schedule 4.22, none of the Seller or the Companies has received any written notice from the insurer under any insurance policy set forth in Schedule 4.22 disclaiming coverage with respect to a particular Claim or such policy in general (other than a reservation of rights notice) or canceling or materially amending any such policy or the coverage thereof.

4.23. Related Party Transactions. Except as set forth on Schedule 4.23, there are no Contracts or other arrangements by and between any of the Companies, on the one hand, and Seller, its Affiliates (other than the Companies) or any Seller Party’s members, managers, directors, officers or employees, on the other hand, that will be binding on any of the Companies, Buyer or the Assets after the Closing Date.

4.24. Bankruptcy. There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against any Company.

4.25. Financial Statements.

(a) Schedule 4.25 sets forth copies of the following financial statements: (i) audited consolidated balance sheet, income statement and statement of cash flows of the Companies as of and for the annual period ended December 31, 2018 and the related notes thereto (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet, income statement and statement of cash flows of the Companies for the three (3) month period ended March 31, 2019 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Seller has delivered to Buyer true, correct and complete copies of each of the Financial Statements.

(b) Each of the Financial Statements has been prepared in accordance with GAAP in all material respects consistently applied and except as set forth in the Financial Statements or the notes thereto (i) in the case of the Audited Financial Statements, presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Companies (taken as a whole) for the period indicated therein, and (ii) in the case of the Unaudited Financial Statements, presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Companies (taken as a whole) as of the date and for the period indicated therein, except that the Unaudited Financial Statements do not contain footnote disclosures and other presentation items required by GAAP and do not include customary year-end adjustments.

(c) Except as reflected in the Unaudited Financial Statements or as set forth on Schedule 4.25(c), since March 31, 2019, (i) the business of the Companies has been conducted in the ordinary course of business in all material respects and in a manner materially consistent with past practices, (ii) the Companies have complied with the actions set forth in Section 1 of Exhibit I, and no Company has taken any action described in Section 2 of Exhibit I, and (iii) there has not been any event, occurrence or development which has had a Material Adverse Effect.

4.26. No Undisclosed Liabilities. The Companies have no Losses that would be required to be reflected on a balance sheet prepared in accordance with GAAP except:

(a) Losses to the extent reflected in the Financial Statements or expressly disclosed in the notes thereto (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP);

(b) Revenue suspense;

(c) Asset retirement obligations;

(d) Imbalances;

(e) Other Losses that have been incurred in the ordinary course of business consistent with past practice since March 31, 2019, that are not past due (except for such Losses which are being disputed in good faith); and

(f) Losses not disclosed under clauses (a) through (e) that in the aggregate do not exceed $100,000.

4.27. Books and Records. The books of account and records of the Companies have been maintained in all material respects in accordance with the commercially reasonable business practices comparable to similarly situated companies in the industry, consistently applied.

4.28. Indebtedness. Except as set forth in Schedule 4.28, the Companies have no outstanding Indebtedness.

4.29. Compliance with Leases. As of the Execution Date, no written demands or notices of default or non-compliance or dispute (including those received electronically) have been received by either Company or Seller relating to the Leases that remain uncured or outstanding.

4.30. Drilling Obligations. To Seller’s Knowledge, except to the extent of those obligations previously fulfilled by any Company or any of its respective predecessors, none of the Leases or any Applicable Contracts contain express provisions obligating drilling of any wells on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease). To Seller’s Knowledge, neither Company (nor Seller on behalf of either Company) has failed to elect to participate in any operation or activity proposed with respect to the Assets which could result in any of either Company’s interest in any Asset becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interests and Working Interests set forth in Exhibit A-1 or Exhibit B.

4.31. Hedge Contracts. Except as set forth in Schedule 4.31, the Companies have no Hedge Contracts.

4.32. No Other Activities. None of the Companies are engaged in any material activities or business other than the business of owning, developing and operating the Assets and activities and businesses related thereto.

4.33. Bank Accounts. Set forth on Schedule 4.33 is an accurate and complete list showing the name and address of each bank in which the Companies have an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto. As of the Closing Date, the Companies shall have no other bank accounts.

4.34. Powers of Attorney. Schedule 4.34 sets forth a complete list of all Persons holding powers of attorney issued by any Company and a summary statement of the terms thereof that remain in effect as of the Closing Date.

4.35. Platforms and Facilities. To Seller’s Knowledge, all platforms and any material facilities described on Exhibit C (other than those certain barges described in item 5 on Exhibit C) have been maintained in working order and operating condition in all material respects and are adequate for the normal operations of the Assets in all material respects, in each case, consistent with current practices, ordinary wear and tear excepted and subject, in each case, to the completion of the maintenance and other activities contemplated under those authorities for expenditure described on Schedule 4.15.

4.36. Seller’s Disclaimers. To the extent required by applicable Law to be operative, the disclaimers of certain warranties contained in this Section 4.36 are “conspicuous disclaimers” for purposes of any applicable Law. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER AND EACH COMPANY SET FORTH IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.5(g) AND WITHOUT LIMITING BUYER’S RIGHTS TO INDEMNITY UNDER ARTICLE X, BUYER AGREES THAT SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH SELLER HEREBY DISCLAIMS), RELATING TO THE COMPANIES, ASSETS, THE TRANSACTIONS CONTEMPLATED HEREBY OR (a) TITLE, (b) THE OPERATING CONDITION OF THE WELLS AND THE PERSONAL PROPERTY, (c) THE MERCHANTABILITY, DESIGN, OR QUALITY OF THE WELLS AND THE PERSONAL PROPERTY, (d) THE FITNESS OF THE WELLS AND THE PERSONAL PROPERTY FOR ANY PARTICULAR PURPOSE, (e) THE ABSENCE OF LATENT DEFECTS, (f) THE ENVIRONMENTAL CONDITION OF THE ASSETS, (g) THE QUANTITY, RECOVERABILITY, OR VALUE OF HYDROCARBON RESERVES, OR (h) ANY OTHER MATTER WHATSOEVER. Notwithstanding anything herein to the contrary, Section 4.7 encompasses Seller’s sole representations and warranties as to all Tax Matters, Section 4.11 encompasses Seller’s sole representation and warranty as to environmental matters, Section 4.17 and Section 4.18 encompass Seller’s sole representations and warranties as to employment matters, and Section 4.21 encompasses Seller’s sole representations and warranty as to title matters.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller, as of the Execution Date and as of the Closing Date, as follows:

5.1. Due Organization. Buyer is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation. As of the Closing Date, Buyer will be qualified to do business and in good standing under the Laws of the State of Delaware. Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted.

5.2. Due Authorization; Enforceability. Buyer has full capacity, power, and authority to enter into and perform this Agreement, the other Transaction Documents to which Buyer is or will become a party, and the transactions contemplated herein and therein, and to perform the obligations under this Agreement and the other Transaction Documents to which it is or is to become a party. Other than such votes, approvals or consents obtained prior to the execution of this Agreement, there are no votes, approvals or consents or other proceedings of the equityholders of Buyer necessary in connection with the execution and delivery of, or the performance by Buyer of its obligations under, this Agreement and the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby. The execution, delivery, and performance by Buyer of this Agreement and the documents executed in connection herewith to which Buyer is a party have been duly and validly authorized and approved by all necessary action of Buyer. This Agreement and the documents executed in connection herewith to which Buyer is a party are, or upon their execution and delivery will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3. Non-Contravention. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provision of the organizational or governing documents of Buyer, (b) result in a material default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms of any credit agreement, note, bond, mortgage, indenture, license, or other agreement to which Buyer is a party or by which Buyer may be bound, or (c) violate any Order or Law applicable to Buyer.

5.4. Litigation. There is no Claim by any Person or Governmental Authority (including expropriation or forfeiture proceedings), and no legal, administrative, or arbitration proceeding pending or, to Buyer’s Knowledge, threatened against Buyer, or to which Buyer is a party, that reasonably may be expected adversely to affect in any material respect the ability of Buyer to consummate the transactions contemplated in this Agreement or the documents executed in connection herewith.

5.5. Governmental and Third Person Consents. Except for approvals by Governmental Authorities customarily obtained after the Closing or as may be otherwise set forth on Schedule 5.5 attached hereto, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by Buyer of this Agreement or the documents executed in connection herewith to which Buyer is a party or the performance by Buyer of its obligations hereunder or thereunder.

5.6. No Brokers. Buyer has not engaged any financial advisor, broker, agent, or finder, or incurred any liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which Seller will have any responsibility.

5.7. No Bankruptcy. There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate that controls Buyer.

5.8. Acquisition for Investment. Buyer is acquiring the Company Interests for its own account, for investment, and not with a view to, or for offer or resale in connection with, a distribution thereof (including the transfer of fractional undivided interests therein) within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or a distribution thereof in violation of any applicable securities Law.

5.9. Securities Matters. Buyer acknowledges and represents and warrants that, (a) it is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and (b) it is acquiring the Company Interests for its own account, for investment purposes only and not in connection with a distribution or resale thereof in violation of federal or state securities Laws and the rules and regulations thereunder.

5.10. Availability of Funds. Buyer will have on the Closing Date, unrestricted cash on hand sufficient to pay the Closing Payment to Seller (including the Base Consideration) and all of Buyer’s and its Affiliates fees and expenses associated with the transactions contemplated in this Agreement. Buyer acknowledges and agrees that the obligations of Buyer under this Agreement are not contingent on the availability of financing.

5.11. No Other Representations or Warranties; Disclosed Materials. EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER AND EACH COMPANY SET FORTH IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.5(g) AND WITHOUT LIMITING BUYER’S RIGHTS TO INDEMNITY UNDER ARTICLE X, BUYER AGREES THAT NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH SELLER HEREBY DISCLAIMS), RELATING TO THE COMPANIES, ASSETS, THE TRANSACTIONS CONTEMPLATED HEREBY OR (a) TITLE, (b) THE OPERATING CONDITION OF THE WELLS AND THE PERSONAL PROPERTY, (c) THE MERCHANTABILITY, DESIGN, OR QUALITY OF THE WELLS AND THE PERSONAL PROPERTY, (d) THE FITNESS OF THE WELLS AND THE PERSONAL PROPERTY FOR ANY PARTICULAR PURPOSE, (e) THE ABSENCE OF LATENT DEFECTS, (f) THE ENVIRONMENTAL CONDITION OF THE ASSETS, (g) THE QUANTITY, RECOVERABILITY, OR VALUE OF HYDROCARBON RESERVES, OR (h) ANY OTHER MATTER WHATSOEVER. Buyer acknowledges and represents, warrants and agrees that, absent fraud, it has not relied upon the accuracy or completeness of any express or implied representation, warranty, statement or information of any nature made or provided by or on behalf of Seller or the Companies, except for the representations and warranties in Article III and Article IV, and waives any right Buyer or any of its Affiliates may have against Seller, the Companies or any of their respective Affiliates with respect to any inaccuracy in any such representation, warranty, statement or information, or with respect to any omission or concealment, on the part of Seller, the Companies or any representative thereof, of any potentially material information. The disclosure of any matter or item in the schedules shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

ACCESS; DUE DILIGENCE

6.1. Due Diligence. Prior to the Closing Date, Seller shall, or shall cause the Companies to afford to Buyer and its representatives, at the sole cost, risk, and expense of Buyer or its representatives but subject to obtaining any Required Consents of third parties (with respect to such consents Seller shall use commercially reasonable efforts to obtain, but shall not be obligated to expend any monies) at the offices of the Companies, (a) reasonable access to all books, records, documents, and information of every kind and character (including all lease, contract, division order, marketing, acquisition, correspondence, operations, insurance, production, accounting, regulatory, Tax records of the Companies, and well records and files) in the possession of the Companies, relating in any way to the Assets to permit Buyer to complete its accounting, marketing, and other due diligence reviews of the Assets, and (b) the opportunity to review the Data (subject to any third party consent rights). In the event that Buyer receives any reports generated by third parties in connection with any tests, inspections, examinations, investigations, studies or assessments conducted by or on behalf of Buyer in connection with the transactions contemplated by this Agreement, Buyer shall make such reports available to Seller if Seller requests any such reports prior to Closing. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND WITHOUT LIMITING BUYER’S RIGHTS TO INDEMNIFICATION UNDER ARTICLE X, BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER AND EACH COMPANY, AND EACH OF THEIR SUCCESSORS, THEIR AFFILIATES AND ALL OF THEIR RESPECTIVE

MANAGERS, MEMBERS, PARTNERS, DIRECTORS, OFFICERS AND OWNERS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES CAUSED DIRECTLY OR INDIRECTLY BY THE ACTS OR OMISSIONS OF BUYER, BUYER’S AFFILIATES, OR ANY PERSON ACTING ON BUYER’S OR ITS AFFILIATE’S BEHALF IN CONNECTION WITH ANY DUE DILIGENCE CONDUCTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS AND ENVIRONMENTAL ASSESSMENTS CONDUCTED PURSUANT TO SECTION 6.1, UNLESS ANY SUCH CLAIMS AND LOSSES WERE ALSO CAUSED, DIRECTLY OR INDIRECTLY, BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY COMPANY OR ANY OF THEIR SUCCESSORS, AFFILIATES AND ALL OF THEIR RESPECTIVE MANAGERS, MEMBERS, PARTNERS, DIRECTORS, OFFICERS, AND OWNERS. Buyer shall comply with all rules, regulations, policies and instructions reasonably required by the Companies, or any third Person operator of any Assets, which are provided to Buyer regarding Buyer’s actions while upon, entering, or leaving any Assets, including any insurance requirements that the Companies or Seller may reasonably impose, or any such third Person operator may impose, on contractors authorized to perform work on any property owned or operated by the Companies (or any such third Person operator, as applicable).

6.2. Buyer’s Independent Investigation; Disclaimer.

(a) Buyer is relying on the independent investigation, analysis, evaluation, and inspection of the Assets prior to the Execution Date, and following the Execution Date as described in Section 6.1, and the limited representations and warranties of Seller and the Companies herein in order to satisfy itself concerning the condition and suitability of the Assets. Except with respect to the representations and warranties of Seller and the Companies set forth in this Agreement, Buyer has not relied upon and expressly disclaims any oral or written statements, representations, or warranties that may have been made by or on behalf of Seller, any Affiliate of Seller, the Companies, or any director, member, manager, officer, employee, representative, or agent of Seller or its Affiliates or the Companies or its Affiliates, concerning the condition, title, accounting status, performance, or prospects of the Assets, or upon any written reports, financial data, business plans, projections, or forecasts, environmental reports, audits, studies, or assessments, or any other written materials, copies of which may have been furnished to Buyer or as to which Buyer may have been provided access in connection with the transactions contemplated by this Agreement.

(b) EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANIES SET FORTH IN THIS AGREEMENT, TO THE EXTENT THAT BUYER HAS BEEN FURNISHED COPIES OF OR PROVIDED ACCESS TO ANY OF THE WRITTEN MATERIALS REFERENCED IN SECTION 6.1, BUYER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES, NOR ANY COMPANY NOR ANY OF ITS AFFILIATES, NOR ANY OF THE MEMBERS, MANAGERS, OFFICERS, EMPLOYEES, REPRESENTATIVES, OR AGENTS OF SELLER OR ANY AFFILIATE OF SELLER OR THE COMPANIES OR ANY AFFILIATE OF THE COMPANIES, HAS MADE, AND ABSENT ACTUAL FRAUD BY A SELLER PARTY WITH THE INTENT TO DECEIVE OR WILLFULLY MISREPRESENT SELLER AND EACH COMPANY HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION AND ANY OTHER INFORMATION, DATA, OR MATERIALS (WHETHER WRITTEN OR ORAL) THAT MAY HAVE BEEN FURNISHED TO BUYER OR ITS REPRESENTATIVES OR AGENTS BY OR ON BEHALF OF SELLER OR ANY OF ITS AFFILIATES OR ANY COMPANY OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

6.3. “As Is, Where Is”. BUYER ACKNOWLEDGES AND AGREES THAT, IN RELIANCE ON THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANIES SET FORTH IN THIS AGREEMENT AND SUBJECT TO BUYER’S INDEPENDENT INVESTIGATION, ANALYSIS, EVALUATION, AND INSPECTION OF THE ASSETS, BUYER WILL BE ACQUIRING THE ASSETS AT CLOSING “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS”, AND BUYER HEREBY ASSUMES ALL RISKS WITH RESPECT TO THE ASSETS.

6.4. Buyer Environmental Acknowledgements.

(a) Buyer acknowledges that: (i) the Assets have been used for the exploration, development, and production of Hydrocarbons and possibly for the storage and disposal of Hydrocarbons, produced water, Environmental Contaminants, or other substances related to standard oil field operations, and physical changes in, on, or under the Assets or adjacent lands may have occurred as a result of such uses; and (ii) the Assets may also contain previously plugged and abandoned wells, buried pipelines, storage tanks, and other equipment, whether or not of a similar nature, the locations of which may not be known by Seller or the Companies or be readily apparent by a physical inspection of the Assets.

(b) In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos, NORM, and/or other Environmental Contaminants. In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells (including the Wells), materials, and equipment as scale or in other forms, and that wells (including the Wells), materials, and equipment located on the Assets may contain NORM. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM, and/or other Environmental Contaminants from the Assets where any may be found.

ARTICLE VII

MATTERS PRIOR TO CLOSING; COVENANTS

7.1. [RESERVED]

7.2. [RESERVED]

7.3. [RESERVED]

7.4. [RESERVED]

7.5. Operations. Except for routine filings to be made in the ordinary course of business after the Closing Date, prior to the Closing Date, Buyer shall make all filings and reports, obtain all certificates, consents, approvals, and similar matters, and otherwise fulfill, in all material respects, all requirements of all Governmental Authorities having jurisdiction over the Assets for the authorization and qualification of Buyer to own the Company Interests and, where applicable, to have Upstream Exploration continue to serve as operator of the Wells and the Subject Units under applicable Laws (including Laws requiring the provision of surety bonds or other forms of security or financial assurance with respect to the performance of plugging and abandonment and other operations on the Assets), with the result that, on the Closing Date, Buyer or the Companies shall be fully qualified and authorized with all such Governmental Authorities to serve as operator of the applicable Wells and the Subject Units.

7.6. Surety Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees (collectively, the “Surety Bonds”) set forth on Schedule 7.6 posted by Seller, if any, or any of its Affiliates on behalf of the Companies with Governmental Authorities or other third parties and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer and effective as of the Closing Date, replacements for such Surety Bonds (in each case, as may be required by applicable Laws) and take any other actions required by any Governmental Authority or other third party to the extent such replacements or actions are necessary (a) for Buyer’s ownership of the Assets and (b) to permit the cancellation of the Surety Bonds posted by the Seller and/or its Affiliates with respect to the Assets. In addition, at or prior to Closing, to the extent not held by the Companies, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

7.7. [RESERVED]

7.8. [RESERVED]

7.9. [RESERVED]

7.10. Managers and Officers.

(a) Buyer acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of any Company or who, at the request any Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Company Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the applicable Company’s governing documents in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Company Indemnified Persons’ rights, or the Companies’ obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) Notwithstanding anything to the contrary in this Agreement, but subject to Seller’s rights to indemnity set forth in Article X and the limitations set forth therein, Seller agrees to release, indemnify and hold harmless and forever release Buyer and its Affiliates from and against any and all Losses from Claims any Company Indemnified Person may have against the Companies or Buyer arising from facts or events that occurred on or before the Closing.

(c) At or prior to the Closing Date, Seller shall cause the Companies to purchase (at Seller’s sole cost and expense) and thereafter Buyer shall cause the Companies to maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Companies, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to Claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run-off” coverage as provided by any Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Company’s existing policies (collectively, the “Tail Policy”). No Claims made under or in respect of such Tail Policy shall be settled without the prior written consent of Buyer, such consent not to be unreasonably withheld. Each Company Indemnified Person is expressly intended as a third-party beneficiary of this Section 7.10.

7.11. Post-Closing Access to Books and Records. From and after the Closing Date, Buyer shall, and shall cause the Companies to, provide Seller and its advisors and representatives with reasonable access (for the purpose of examining and copying at Seller’s sole expense), at reasonable times and upon reasonable notice, to the books and Records (including the information, records and documents relating to Taxes) of the Companies with respect to periods prior to the Closing Date. Unless otherwise consented to in writing by Seller, the Companies shall not, for a period one (1) year following the Closing Date, destroy, alter or otherwise dispose of any documents relating to Taxes (including any Tax Return), or books and Records of the Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to Seller and offering to surrender to Seller such books and records or such portions thereof. Following notice of such destruction, alteration or disposition, if Seller so requests, Seller may take possession of such books and records at Seller’s sole cost and expense.

7.12. [RESERVED]

7.13. Seismic Consents. The Parties acknowledge and agree that certain of the Specified Seismic Data are subject to Required Consents as set forth on Schedule 4.6(b). Promptly following the Closing Date, Buyer will provide written notice to the holder of each such Required Consent in accordance with the applicable Specified Seismic Data license or agreement requesting such holder’s consent. Following the delivery of such notice, Buyer shall (and shall cause the Companies to) seek (without having to incur any out-of-pocket costs or expenses) any Required Consents with respect to the Specified Seismic Data. Buyer shall be solely responsible for any amounts required to be paid to any third party in order to obtain the Required Consent or to pay or provide other compensation to such third party as otherwise agreed. In the event the Parties are unable to acquire any such Required Consent (including as a result of Buyer electing not to pay any required seismic transfer fees or other amounts) prior to Closing or reach an alternative agreement with the applicable third party with respect to the underlying contract of such Required Consent, then (a) the Parties shall nevertheless proceed with the Closing and (b) Buyer shall cause the Companies, after Closing, to comply with the applicable terms of the Specified Seismic Data licenses as a result of such Required Consent not being obtained (including, if required, deleting any and all Specified Seismic Data).

7.14. Retained Claims. The Retained Claims and all amounts (including refunds) awarded or otherwise paid to, or recovered by, the Companies (or Buyer or its Affiliates on behalf of the Companies) in connection therewith (the “Retained Claims Amounts”) are for the benefit of Seller and shall be excluded from the transactions contemplated hereby. Promptly (but, in any event, within ten (10) Business Days) after Buyer or any of its Affiliates (including the Companies following the Closing) receives any Retained Claims Amounts attributable to the Retained Claims, Buyer shall, or shall cause its applicable Affiliates (including the Companies from and after the Closing) to, promptly pay such Retained Claims Amounts directly to Seller, by wire transfer of immediately available funds to the account(s) designated by Seller. From and after Closing, Buyer shall, and shall cause the Companies to, reasonably cooperate with Seller (and the attorneys prosecuting the Retained Claims) in connection with the prosecution of the Retained Claims from and after the Closing. In the event Buyer or any of the Companies incurs any out-of-pocket costs in complying with this Section 7.14, then Buyer or the Company may either (i) provide written notice of such costs (including reasonable supporting documentation thereof) to Seller and within ten (10) Business Days of receipt, Seller shall reimburse Buyer or the Companies, as applicable, for all such documented costs or (ii) to the extent any Retained Claims Amounts are received by the Companies (or Buyer or its Affiliates on behalf of the Companies), reduce the Retained Claims Amounts paid to Seller pursuant to this Section 7.14 by an amount equal to all such documented costs. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE COMPANIES, BUYER AND BUYER’S AFFILIATES FROM ANY AND ALL COSTS, EXPENSES OR OTHER LOSSES RELATED TO SUCH RETAINED CLAIMS, INCLUDING, FOR THE AVOIDANCE OF DOUBT, (X) ANY TAXES ASSOCIATED WITH THE RETAINED CLAIMS AMOUNTS OR RECEIPT THEREOF AND (Y) ANY COSTS, EXPENSES, OR OTHER LOSSES OR LIABILITIES WITH RESPECT TO ANY COUNTERCLAIM ASSERTED AGAINST ANY COMPANY, BUYER OR BUYER’S AFFILIATES IN CONNECTION WITH SUCH RETAINED CLAIMS.

ARTICLE VIII

[RESERVED]

ARTICLE IX

POST CLOSING MATTERS

9.1. Final Settlement Statement. As soon as reasonably practicable after the Closing Date, but in no event later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a final accounting statement, subject to verification by Seller, which sets forth, in reasonable detail, the final calculation and amount of the Adjusted Consideration, including all adjustments to the Base Consideration made in accordance with Section 2.2 and the actual proration of all other amounts required by this Agreement (the “Final Settlement Statement”). Seller shall reasonably cooperate with Buyer in the timely preparation of the Final Settlement Statement. No later than thirty (30) days after Seller’s receipt of the Final Settlement Statement from Buyer, Seller shall deliver to Buyer written notice setting forth any changes to the Final Settlement Statement proposed by Seller (the “Dispute Notice”). Buyer and Seller shall endeavor to agree on the Final Settlement Statement within thirty (30) days after Buyer’s receipt of Seller’s proposed changes thereto. If Buyer and Seller are unable to agree on any amounts (the “Disputed Amounts”) on the Final Settlement Statement during such thirty (30) day period, then Buyer and Seller shall submit all unresolved Claims to Hilliard & Associates, P.C. (or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing) (the “Referral Firm”) to review such Disputed Amounts in Buyer’s Final Settlement Statement and Seller’s Dispute Notice and the records relating to the Disputed Amounts and determine the final adjustments with respect thereto. The decision of the Referral Firm shall be binding on Buyer and Seller, and the fees and expenses of the Referral Firm shall be borne one-half each by Buyer and Seller. The Referral Firm shall deliver its final calculation of the Disputed Amounts in writing to Buyer and Seller as soon as is practicable, and the Party owing any amount for additional adjustments as a result thereof shall pay such amount no later than the tenth (10th) Business Day following the paying Party’s receipt from the Referral Firm of the final adjustments. If the Parties reach agreement on the Final Settlement Statement, payment by the Party obligated to do so shall be due on the later of (a) the thirtieth (30th) day after the date on which Seller receives the Final Settlement Statement from Buyer, or (b) five (5) Business Days after such agreement is reached.

9.2. Records. Within ten (10) Business Days after the Closing, pursuant to Buyer’s reasonable instructions, Seller shall deliver to Buyer the Records to the extent in Seller’s possession and not the possession of the Companies. Buyer shall be entitled to all original Records related to all of the Assets. Prior to the delivery thereof to Buyer, Seller may make and retain, at Seller’s expense, copies of the Records. Subject to Section 7.11, Buyer agrees to maintain all original Records in accordance with its records retention policy, as same may be amended from time to time, or, if any of such Records pertain to a Claim pending at such time as the Records would otherwise be destroyed, until such Claim is finally resolved and the time for all appeals has been exhausted.

9.3. Further Cooperation. After the Closing Date, Buyer and Seller shall take such other actions as either Party may reasonably request, to consummate and give effect to the transactions hereunder and to accomplish the orderly transfer of the Company Interests to Buyer. If, after the Closing Date, either Party receives monies belonging to the other, such amounts shall be promptly disbursed to the Party entitled to receive them. If an invoice or other evidence of an obligation is received by a Party, which is either an obligation assumed by the other Party or partially an obligation of both Seller and Buyer, the Parties shall consult with each other, and an adjustment for such amount will be made on the Final Settlement Statement. In the event an invoice or other evidence of an obligation is received by a Party, which is either an obligation assumed by the other Party or partially an obligation of both Seller and Buyer following the final calculation of the Final Settlement Statement there shall be no further payments to the other Party.

9.4. [RESERVED]

9.5. Filings, Notices, and Governmental Approvals. Promptly after the Closing, Buyer shall if required by applicable Law, actively pursue the unconditional approval, as applicable, of the transactions contemplated hereunder by all applicable Governmental Authorities.

ARTICLE X

INDEMNIFICATION; SURVIVAL

10.1. Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 10.3 and otherwise contained in this Article X, Seller is responsible for, shall pay on a current basis and agrees to defend, indemnify and hold harmless and forever release Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Losses, arising from, based upon or related to:

(a) any breach by Seller of its representations or warranties contained in Article III and Article IV;

(b) any breach by Seller of its covenants and agreements contained in this Agreement;

(c) any Specified Liabilities;

(d) any Claims in connection with Excluded Asset; or

(e) any Seller Taxes;

provided, however, in no event shall Seller have any obligation to provide indemnification for any matters to the extent adjustments therefor are taken into account in the Adjusted Consideration in the Preliminary Settlement Statement or the Final Settlement Statement.

10.2. Indemnities of Buyer. Effective as of the Closing, except to the extent Buyer is entitled to indemnity from Seller under Section 10.1, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and agree to, defend, indemnify, hold harmless and forever release Seller and its Affiliates, and all of their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Losses arising from, based upon or related to:

(a) any breach by Buyer of its representations or warranties contained in Article V or in the certificate delivered by Buyer at Closing pursuant to Section 2.5(g);

(b) any breach by Buyer of its covenants and agreements contained in this Agreement;

(c) the ownership of the Company Interests; or

(d) the Assumed Obligations.

10.3. Limitation on Liability.

(a) Seller shall not have any liability for any indemnification under Section 10.1 unless (i) the individual amount of any Losses for which a Claim Notice is delivered by Buyer to Seller under Section 10.6(b) and for which Seller is liable exceeds $35,000 and (ii) the aggregate amount of such Losses for which Seller is liable under Section 10.1 exceeds 1.5% of the Base Consideration. Notwithstanding anything herein to the contrary, Seller shall in no event have any liability for any indemnification under Section 10.1 in excess of 17.5% of the Base Consideration.

(b) The limitations on liability set forth in this Section 10.3 shall not apply to any breach of Seller’s Fundamental Representations; provided that in no event shall Seller be required to indemnify the Buyer Indemnified Parties for aggregate Losses under Section 10.1 (including any breach of Seller’s Fundamental Representations) in excess of an amount equal to the Base Consideration.

(c) No Indemnified Party other than Seller or Buyer shall have any rights against Buyer or Seller under the terms of this Article X except as may be exercised on its behalf by Seller or Buyer, as applicable, pursuant to this Article X. Seller or Buyer may elect to exercise or not exercise indemnification rights hereunder on behalf of the other Indemnified Party affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction hereunder.

(d) Seller shall not have any liability for any indemnification under Section 10.1 to the extent of any Losses that are recoverable under any insurance policy maintained (or previously maintained) by the Companies. Subject to Seller’s liability to cover any relevant deductible, if applicable, Buyer shall (and shall cause the Companies) to first seek and pursue any proceeds or claims available under any insurance maintained (or previously maintained) by either Company in respect of any claims for which Buyer asserts indemnity under Section 10.1. Notwithstanding any of the foregoing, to the extent that any of the Companies’ insurance premiums are increased as a result of making a claim under any insurance policy in accordance with the preceding sentence, Seller shall be obligated to reimburse the Companies for such premium increase for a period of two (2) years after the date of such increase.

10.4. Express Negligence. THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PERSON. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS”.

10.5. Exclusive Remedy for Agreement. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing and except in the case of actual fraud, Section 10.1 and Section 10.2 contain Buyer’s exclusive remedy against Seller and Seller’s exclusive remedy against Buyer, respectively, with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement. Except for the remedies contained in this Article X and except in the case of actual fraud, (a) Buyer and the Companies release, remise and forever discharge Seller and its Affiliates and all such Persons’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all Losses (whether arising in Law or in equity), known or unknown, which such Persons might now or subsequently may have, based on, relating to or arising out of (i) this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) the ownership of the Company Interests, or the ownership, use or operation of the Companies’ assets (including the Assets) prior to the Closing, or the condition, quality, status or nature of the Companies’ assets (including the Assets) prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, (iii) breaches of statutory or implied warranties with respect to this Agreement, (iv) nuisance or other tort actions with respect to this Agreement, (v) rights to punitive damages with respect to this Agreement, (vi) common Law rights of contribution with respect to this Agreement, and (vii) rights under insurance maintained by Seller or any of its Affiliates with respect to this Agreement; and (b) Seller releases, remises and forever discharges Buyer and its Affiliates and all such Persons’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all Losses (whether arising in Law or in equity), known or unknown, which such Persons might now or subsequently may have, based on, relating to or arising out of (i) this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) breaches of statutory or implied warranties with respect to this Agreement, (iii) nuisance or other tort actions with respect to this Agreement, (iv) rights to punitive damages with respect to this Agreement, (v) common Law rights of contribution with respect to this Agreement, and (vi) rights under insurance maintained by Buyer or any of its Affiliates with respect to this Agreement.

10.6. Indemnification Procedures. All claims for indemnification under Section 10.1 and Section 10.2 shall be asserted and resolved as follows:

(a) For purposes of this Article X, the term “Indemnifying Party”, when used in connection with particular Losses, shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Losses pursuant to this Article X, and the term “Indemnified Party”, when used in connection with particular Losses, shall mean the Party or Person(s) having the right to be indemnified with respect to such Losses by another Party pursuant to this Article X.

(b) To make a Claim for indemnification under Section 6.1, Section 10.1 or Section 10.2, an Indemnified Party shall notify the Indemnifying Party of its Claim under this Section 10.6, including the specific details of and specific basis under this Agreement for its Claim (the “Claim Notice”) prior to the expiration of such representation, warranty, covenant or agreement pursuant to Section 10.7(a). In the event that the Claim for indemnification is based upon a Claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.6 shall not relieve the Indemnifying Party of its obligations under Section 10.1 or Section 10.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c) In the case of a Claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) calendar days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its obligation to indemnify a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim; provided that, where the Third Party Claim consists of a civil, criminal or regulatory proceeding, action, indictment or investigation against the Indemnified Party by any Governmental Authority, the Indemnified Party shall at its option have the right to control the defense and proceedings. Except as provided in the preceding sentence, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified

Party agrees to cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest (provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.6(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnified Party’s liability in respect of such Third Party Claim (including in the case of a settlement an unconditional written release of the Indemnified Party from all liability for Losses in respect of such Third Party Claim) or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its obligation to indemnify and bear all expenses associated with a Third Party Claim or admits its obligation to indemnify and bear all expenses associated with a Third Party Claim but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify and bear all expenses associated with a Third Party Claim and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify and bear all expenses associated with a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its obligation to indemnify and bear all expenses associated with a Third Party Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f) In the case of a Claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) calendar days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its obligation to indemnify for and bear all expenses associated with such Losses or (iii) dispute the Claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the Claim for such Losses, the amount of such Losses shall conclusively be deemed a liability of the Indemnifying Party hereunder.

10.7. Survival.

(a) The representations and warranties of Seller contained in Article III and Article IV (other than the representations and warranties set forth in Section 4.11) shall, in each case, terminate on December 31, 2020. The representations and warranties set forth in Section 4.11 shall not survive the Closing. The covenants and agreements of Seller contained in this Agreement (i) that are required to be performed on or prior to the Closing shall terminate as of the Closing, and (ii) that are not required to be performed on or prior the Closing shall survive until completed. The representations and warranties of Buyer contained in Article V and the covenants and agreements of Buyer contained in this Agreement shall, in each case, survive until December 31, 2020. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b) The indemnities in Section 10.1(a), Section 10.1(b), Section 10.2(a), and Section 10.2(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification as set forth in Section 10.7(a). The indemnities in Section 10.1(c), Section 10.1(d) and Section 10.1(e) shall survive until December 31, 2020. The indemnities in Section 10.2(c) and Section 10.2(d) shall survive until December 31, 2020. Notwithstanding the foregoing, there shall be no termination of any bona fide Claim asserted pursuant the indemnities in Section 10.1 or Section 10.2 prior to the date of termination for such indemnity.

10.8. Non-Compensatory Damages. None of the Buyer Indemnified Parties or Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, as applicable, or their respective Affiliates, any indirect, incidental, special, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement, or the transactions contemplated by hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, EACH WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS SECTION 10.8 SHALL NOT RESTRICT ANY PARTY’S RIGHT TO OBTAIN SPECIFIC PERFORMANCE OR OTHER EQUITABLE REMEDIES (OTHER THAN RESCISSION) PURSUANT TO SECTION 11.12.

10.9. Waiver of Right of Rescission. Seller and Buyer acknowledge that, subject to any express rights the Parties may have hereunder to seek and obtain specific performance hereunder or other equitable remedies, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other Claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

10.10. Mutual Release. Effective upon the Closing, (a) Seller shall release and discharge each of the Companies from any and all obligations and Losses to Seller as an equityholder (whether directly or indirectly) of any Company of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Seller shall not seek to recover any amounts in connection therewith from any Company and (b) each Company shall release and discharge each Seller Party and its Affiliates and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns, from any and all obligations and Losses of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Buyer shall ensure that no Company shall seek to recover any amounts in connection therewith from Seller or of its Affiliates and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors or assigns; provided, however, that this Section 10.10 shall not affect the rights of Seller, Buyer or either of the Companies under this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1. Exhibits. All exhibits and schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement for all purposes. Each Party and its counsel has received a complete set of exhibits and schedules prior to and as of the Execution Date.

11.2. Expenses. Except as otherwise specifically provided herein, Buyer shall pay all fees, costs, and expenses incurred by Buyer, and Seller shall pay all fees, costs, and expenses incurred by Seller, in each case in negotiating this Agreement and in consummating the transactions contemplated by this Agreement, including legal and accounting fees, costs, and expenses. Buyer shall bear and pay all required documentary, filing, and recording fees, assessments, and expenses in connection with the filing and recording of any documents required to convey the Company Interests to Buyer.

11.3. Assignment. This Agreement, and the rights, interests, and obligations hereunder, shall not be assigned by any Party, by operation of Law or otherwise, without the express written consent of the other Party (which consent may be granted or withheld in the sole discretion of the other Party); provided, however, that without the consent of Seller, Buyer may, without relieving Buyer from its liabilities or obligations hereunder, (a) assign this Agreement, and its rights and obligations hereunder, to an Affiliate of Buyer or to an entity formed, controlled and primarily owned by the Buyer, or (b) collaterally assign this Agreement to any entity providing financing to Buyer, and, in each case, Buyer and such transferee shall be jointly and severally liable hereunder.

11.4. Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by certified U.S. mail, postage prepaid with return receipt requested, bonded overnight courier, by facsimile or electronic mail transmission (provided any such facsimile or electronic mail transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Buyer: Southern Oil Inc. 17503 La Cantera Parkway, Suite 104 #616 San Antonio, Texas 78257	If to Seller: HPS Investment Partners, LLC 40 West 57th Street 33rd Floor New York, NY 10019 Attn: Brett Pertuz Telephone No.: (212) 287-4724 E-mail: brett.pertuz@hpspartners.com
With a copy to: Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Attn: Jeffrey S. Muñoz Telephone No.: (713) 546-7423 E-mail: jeff.munoz@lw.com	With a copy to: Kirkland & Ellis LLP 609 Main Street, Suite 4500 Houston, TX 77002 Attn: Chad M. Smith Telephone No.: (713) 836-3389 E-mail: chad.smith@kirkland.com

Any notice given in accordance herewith shall be deemed to have been given on the Business Day when delivered to the addressee in person or by U.S. certified mail, facsimile, bonded overnight courier, or electronic mail; provided, however, that if any such notice is received after normal business hours, the notice will be deemed to have been given on the next succeeding Business Day. Any Party may change the address, telephone number, and facsimile number to which such communications to such Party are to be addressed by giving written notice to the other Party in the manner provided in this Section 11.4.

11.5. Entire Agreement; Conflicts. THIS AGREEMENT, THE SCHEDULES AND EXHIBITS HERETO, THE OTHER TRANSACTION DOCUMENTS, AND THE CONFIDENTIALITY AGREEMENT, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING

TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL OTHER PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH HEREIN, IN ANY TRANSACTION DOCUMENT, OR THE CONFIDENTIALITY AGREEMENT, AND NEITHER BUYER NOR SELLER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENT OF INTENTION NOT SO SET FORTH.

11.6. Amendments. This Agreement may be amended only by an instrument in writing executed by all of the Parties.

11.7. Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach. The rights of Buyer and Seller under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

11.8. Governing Law; Jurisdiction; Venue; Jury Trial.

(a) THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED UNDER, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY DISTRICT COURT OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY, TEXAS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE, AS WELL AS THE DEFENSE OF AN INCONVENIENT FORUM, TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 11.8(b).

(d) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

11.9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.10. Taxes.

(a) Upstream Holdings shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of each Company that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of either Company due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Companies with respect to such items, except as required by applicable Law. At least ten (10) days prior to filing any such Tax Return, the Company shall submit a copy of such Tax Return to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld.

(b) Buyer shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Companies that relate to taxable periods ending on or before the Closing Date, or for any Straddle Periods, in each case that are required to be filed after the Closing Date, and shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns. To the extent that such Tax Returns relate to Seller Tax Periods, Buyer shall deliver at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Tax Returns to Sellers for Sellers’ review and approval, which approval shall not be unreasonably withheld, a draft of such Tax Returns. Payment in full of any Seller Taxes shown on such Tax Returns shall be made to the Buyer in immediately available funds no later than five Business Days after Buyer’s written demand therefore.

(c) Sellers shall be allocated and shall bear all Asset Taxes for any Seller Tax Period, and Buyer shall be allocated and shall bear all Asset Taxes for any Tax period beginning on or after the Effective Date and for the portion of any Straddle Period beginning on the Effective Date (ignoring, for purposes of this Section 11.10(c) that such Asset Taxes may be imposed on the Companies rather than on the Parties directly). For purposes of the foregoing:

(i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii)) shall be apportioned between the Parties based on the number of units actually produced before, on or after the Effective Date.

(ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred.

(iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Date and the portion of such Straddle Period beginning at the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Date occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Date occurs, on the other hand.

(d) To the extent the actual amount of a Tax is not known at the time an adjustment is to be made with respect to such Tax pursuant to Section 2.2 Section 2.4 and Section 9.1, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment. To the extent the actual amount of a Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 9.1, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under Section 11.10(c) or Section 11.10(e).

(e) Seller shall be allocated and shall bear all Non-Asset Taxes for any Seller Tax Period, and Buyer shall be allocated and shall bear all Non-Asset Taxes for any Tax period beginning on or after the Effective Date and the portion of any Straddle Period beginning on the Effective Date. For purposes of the foregoing, in the case of any Non-Asset Taxes that are payable with respect to any Straddle Period, the portion of any such Non-Asset Taxes that is attributable to the portion of such Straddle Period ending immediately before the Effective Date shall be the amount that would be payable if the Straddle Period ended immediately before the Effective Date.

(f) Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and Seller shall, and Buyer shall cause the Companies to, retain all books and records with respect to Taxes of the Companies for any Tax period beginning prior to the Closing Date for a period of at least seven (7) years following the Closing Date.

(g) Buyer and the Companies, on the one hand, and Sellers and their Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Companies relating to a Seller Tax Periods (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Any failure to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such party was actually and materially prejudiced as a result thereof. Buyer shall have sole control of the conduct of all Tax Matters, including any settlement or compromise thereof, provided, however, that Buyer shall keep Sellers reasonably informed of the progress of any Tax Matter and shall not effect any such settlement or compromise with respect to which Sellers would have an indemnity obligation pursuant to Article X without obtaining Buyer’s prior written consent thereto, which shall not be unreasonably withheld or delayed.

(h) All Tax sharing agreements or similar agreements between either Company, on the one hand, and any of the Sellers and their Affiliates (other than either Company), on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, neither Company shall be bound thereby or have any liability thereunder.

(i) All Transfer Taxes will be borne half by Buyer, half by Seller. Buyer hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts for which both Seller and Buyer are liable. Seller shall provide to Buyer such evidence satisfactory to Buyer that Seller’s portion of such Transfer Taxes have been paid by Seller.

(j) If, prior to December 31, 2020, Buyer or either Company receives a refund, or applies a credit with respect to, any Taxes, which refund or credit arises from or is attributable to any Seller Taxes, such refund or the amount of such credit (net of any reasonable costs or expenses incurred to obtain such refund or credit) shall be paid to the Sellers within five Business Days after receipt of such refund or utilization of such credit.

11.11. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. At the Parties’ election, this Agreement may be executed by the Parties in different locations and shall become binding upon both Parties upon the exchange by the Parties of executed signature pages by facsimile or portable document format (PDF) by email.

11.12. Specific Performance. Subject to Article X, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof (including failing to take such actions as are required hereunder in order to consummate the transaction contemplated hereby) and that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the performance of the terms and provisions hereof. Any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.13. Parties in Interest. This Agreement shall be binding in all respects against (i) Seller and all of its successors and permitted assigns and (ii) Buyer and all of its successors and permitted assigns.

11.14. Conflicts and Privilege. Buyer and Seller agree that, as to all communications among Kirkland & Ellis LLP (“Kirkland”), on the one hand, and Seller, the Companies and/or their respective Affiliates that relate to the negotiation of this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer or the Companies from and after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Companies and a third party other than another Party or their Affiliates after the Closing, the Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland to such third party; provided, however, that the Companies may not waive such privilege without the prior written consent of Seller (which consent may be given or withheld in Seller’s sole discretion).

11.15. Schedules. Any fact or item disclosed in any exhibit or schedule attached hereto shall be deemed disclosed in each other exhibit or schedule attached hereto to which such fact or item may apply so long as (a) such other exhibit or schedule attached hereto is referenced by applicable cross-reference or (b) it is reasonably apparent on its face that such disclosure is applicable to such other exhibit or schedule attached hereto. The headings contained in each exhibit and schedule attached hereto are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in an exhibit or schedule attached hereto or this Agreement. The exhibits and schedules attached hereto are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any fact or item disclosed in the exhibits and schedules attached hereto shall by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the exhibits and schedules attached hereto in any dispute or controversy between the Parties, as to whether any obligation, item or matter not described or included in the exhibits or schedules attached hereto is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. The exhibits and schedules attached hereto shall not be deemed to expand in any way the scope or effect of any of representations, warranties, covenants or agreements contained in this Agreement. Matters reflected in the exhibits and schedules attached hereto are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for informational purposes. No disclosure on an exhibit or schedule attached hereto relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the exhibits and schedules attached hereto, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

11.16. No Recourse. Each Party hereto agrees and acknowledges that this Agreement may only be enforced against, and any obligation, Claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the Parties hereto. No past, present or future shareholder, equityholder, member, partner, manager, director, officer, employee, Affiliate, fiduciary, agent or representative of any Party hereto or any Affiliate of the Parties hereto (collectively, the “Non-Party Persons”) will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties to this Agreement or for any Claim based upon, arising out of or related to this Agreement. Without limiting the foregoing, no Claim will be brought or maintained by any Person or any of its respective successors or permitted assigns against any Non-Party Person, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party hereto set forth or contained in this Agreement, any exhibit hereto, any certificate delivered hereunder, or the transactions contemplated herein.

11.17. Seller Liability. Notwithstanding anything to the contrary in this Agreement, or in any exhibit or schedule hereto, Seller’s obligations, liabilities, representations, warranties, covenants and indemnifications set forth in this Agreement and any other documents delivered pursuant hereto are joint and several.

11.18. Confidentiality; Public Announcements. Effective as of the Closing, the Confidentiality Agreement shall be terminated and of no further force or effect. The Parties and their respective Affiliates, if applicable, shall consult with each other with regard to all press releases or other public or private announcements issued or made concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue, and each of them shall not permit any Affiliate to issue, any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withhold, conditioned or delayed.

(Signatures appear on following pages)

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

SELLER:

NDT SENIOR LOAN FUND, L.P.

By: HPS Investment Partners, LLC, as investment manager

By:	/s/ Brett Pertuz
Name:	Brett Pertuz
Title:	Managing Director

SPECIALTY LOAN VG FUND, L.P.

By: HPS Investment Partners, LLC, as investment manager

By:	/s/ Brett Pertuz
Name:	Brett Pertuz
Title:	Managing Director

LINCOLN INVESTMENT SOLUTIONS, INC.

By: HPS Investment Partners, LLC, as investment manager

By:	/s/ Brett Pertuz
Name:	Brett Pertuz
Title:	Managing Director

JADE REAL ASSETS FUND, L.P.

By: HPS Investment Partners, LLC, as investment manager

By:	/s/ Brett Pertuz
Name:	Brett Pertuz
Title:	Managing Director

Signature Page to Membership Interest Purchase Agreement

AMERICAN UNITED LIFE INSURANCE COMPANY

By: HPS Investment Partners, LLC, as investment manager

By:	/s/ Brett Pertuz
Name:	Brett Pertuz
Title:	Managing Director

HPS SLF UE AGGREGATOR, L.P.

By: HPS Investment Partners, LLC, as investment manager

By:	/s/ Brett Pertuz
Name:	Brett Pertuz
Title:	Managing Director

Signature Page to Membership Interest Purchase Agreement

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

BUYER:
SOUTHERN OIL INC.
By:	/s/ Sardar Biglari
Sardar Biglari
Chairman and Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

UPSTREAM HOLDINGS:
Upstream Exploration Holdings LLC
By:	/s/ Jeffrey Fitts
Name:	Jeffrey Fitts
Title:	President
UPSTREAM EXPLORATION:
Upstream Exploration LLC
By:	/s/ Michael Willis
Name:	Michael Willis
Title:	President

Signature Page to Membership Interest Purchase Agreement

SCHEDULE 1.1

DEFINED TERMS; INTERPRETATION

1. Definitions. The following terms and expressions shall have the meanings set forth hereinafter:

“Adjusted Consideration” is defined in Section 2.2(a).

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with, the relevant Party. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management, or otherwise through formal or informal arrangements or business relationships.

“Agreement” is defined in the introductory paragraph hereof and includes all schedules and exhibits hereto, as well as all supplements, amendments, and restatements hereof.

“Allocated Value” is defined in Section 2.7.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the operation or ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” means, subject to the exception and reservation of the Excluded Assets, the following properties, rights, and other assets held by the Companies:

(a) all of the Companies’ right, title and interest in, to, under, or derived from the oil and gas leases described more particularly on Exhibit A-1 (collectively, the “Developed Leases”), including all Working Interests, Net Revenue Interests, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests (including rights under non-consent provisions), possibilities of reverter, conversion rights and options, fee mineral interests, and other interests of every kind and character in, to, under, or derived from such oil and gas leases and such fee mineral interests, as to all lands and depths covered thereby;

(b) all of the Companies’ right, title, and interest, as derived from the Companies’ ownership in and to the Leases and the lands covered thereby, in, to, and under (A) the pooling, unitization, or communitization declarations, designations, agreements, orders of a Governmental Authority, or other documents, agreements, or evidence of governmental action pursuant to which any Unit is formed that includes all or a portion of a Lease or the lands covered thereby (collectively, the “Subject Units”), (B) all Subject Units created thereby, and (C) the oil and gas leases and lands included in the Subject Units with which any of the Leases or the lands covered thereby may have been pooled, unitized, or communitized;

(c) all of the Companies’ right, title and interest in and to the wells located on the Leases or on the lands included within the Subject Units (collectively, the “Wells”), including those described more particularly on Exhibit A-2;

(d) all of the Companies’ right, title, and interest in, to, under, or derived from the oil and gas leases described more particularly on Exhibit B (collectively, the “Undeveloped Leases”), including

Schedule 1.1 - i

all Working Interests, Net Revenue Interests, royalty interests, overriding royalty interests, production payments, net profits interests, carried interests, reversionary interests (including rights under non-consent provisions), possibilities of reverter, conversion rights and options, fee mineral interests, and other interests of every kind and character in, to, under, or derived from such oil and gas leases and such fee mineral interests as to all lands and depths covered thereby;

(e) all of the Companies’ right, title, and interest in and to all equipment, machinery, platforms, fixtures, inventory, improvements, and other personal property related to the Leases and/or the Wells, whether or not located on the lands covered by the Leases or on other leases or lands included in Units created with respect to the Leases or the lands covered thereby (including the Subject Units), to the extent attributable to the interests of the Companies described in clauses (a), (b), (c) and (d) of this definition of Assets, including: water wells; saltwater disposal wells and facilities (including those saltwater disposal wells listed on Exhibit A-2); injection wells and facilities; well equipment; casing; rods; tanks and tank batteries; boilers; tubing; pumps; pumping units and engines; Christmas trees; production facilities; dehydration units and facilities; heater-treaters; compressors; testing and sampling equipment; sulfur recovery units and facilities; valves; gauges; supervisory control and data acquisition (SCADA) systems, equipment, and related software; meters and other measurement equipment; flow lines; pipelines; gathering systems; processing systems or facilities; water lines; gas lines; water systems (for treatment, disposal, and injection); the platforms and facilities listed on Exhibit C; and any and all additions or accessions to, substitutions for, and replacements of any of the foregoing, together with all attachments, components, parts, equipment, supplies, pipes, tools, casing, tubing, tubulars, fittings and accessories located on, used or held for use, or held as inventory in connection with any of the foregoing (collectively, the “Personal Property”);

(f) all of the Companies’ right, title, and interest in and to (A) all oil, gas, minerals, condensate, distillate, natural gasoline, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons, the right to explore for which, or an interest in which, is granted pursuant to the Leases or the other interests described in this definition of Assets, that are produced from or allocable to interests of the Companies described in clauses (a), (b), (c), (d) and (e) of this definition of Assets attributable to any period from and after the Effective Date (all of the hydrocarbons, minerals, and other substances referred to in this clause (f) being referred to herein as “Hydrocarbons”), and (B) all proceeds from the sale of any of such Hydrocarbons;

(g) (A) all of the Companies’ right, title and interest in and to the tracts of land described more particularly on Exhibit D-1, including all equipment, machinery, fixtures, inventory, structures, improvements, and other personal property located thereon (the “Fee Surface Tracts”), (B) all of Companies’ right, title, and interest in and to the surface leases, easements, rights-of-way, servitudes, and similar rights and interests described more particularly on Exhibit D-2 (together with the Fee Surface Tracts, the “Real Property Interests”);

(h) all of the Companies’ right, title, and interest in and to all fees, rentals, proceeds, Claims (including all Claims arising in contract, in tort, or by operation of Law, whether asserted or unasserted), refunds, causes of action, rights of recovery, recoveries from third Persons, rights of indemnity, rights of insurance, any surety bond, audit rights (including amounts due or payable to Seller as refunds, adjustments or settlements pertaining thereto), trade credits, accounts receivable, note receivables, settlement, deposits, cash, checks in process of collection, cash equivalents, funds and other payments, revenues, escrow accounts and escrow holdback (including those attributable to plugging and abandonment under any surety bonds and those related to Seller’s prior sale of assets), and other rights and economic benefits of every kind and character accruing or payable to the Companies as the owners of the Assets that, in each case, are attributable to any period of time prior to, at and after the Closing Date;

Schedule 1.1 - ii

(i) all of the Companies’ right, title, and interest in and to those Contracts that cover, are appurtenant to, or otherwise affect any of the Assets, including agreements related to surface rights, sales and purchase contracts, operating agreements (including all joint operating agreements), exploration agreements, joint development agreements, joint venture agreements, participation agreements, plugging and abandonment agreements, seismic agreements, licenses, balancing agreements, farmin agreements, farmout agreements, transportation, processing, treatment, and gathering agreements, equipment leases, and other contracts, agreements, and instruments, that, in each case, are listed on Exhibit E (collectively, the “Assigned Contracts”);

(j) all of the Companies’ right, title, and interest in and to all Permits;

(k) all of the Companies’ right, title, and interest in and to all intangible rights, inchoate rights, rights under warranties and indemnities made by prior owners, manufacturers, vendors, and third Persons, and rights accruing under applicable statutes of limitation or prescription, insofar only as the foregoing rights and interests relate or are attributable to any of the other Assets or Assumed Obligations, pertain to Claims arising out of or resulting from acts, omissions, or events occurring at and after the Closing Date, and do not constitute Excluded Assets, but including all Claims of Seller (if any) against other Persons pertaining to Imbalances in existence as of the Closing Date (collectively, “Intangible Rights”);

(l) all of the Companies’ right, title, and interest in and to all conventional and three-dimensional seismic data owned or licensed by any Company, including original field tapes, covering the lands on which the Leases are located, and all merged, processed, and reprocessed versions and proprietary interpretations thereof, in each case, to the extent such data may be transferred to Buyer without cost or fee (the “Specified Seismic Data”);

(m) all of the Companies’ right, title, and interest in and to all logs, cores, geological, reserve engineering, and other scientific and technical information, samples, tests, reports, maps, and data that are owned or licensed by any Company, relate to any of the other Assets, and are not part of the Specified Seismic Data, in each case, to the extent such data may be transferred to Buyer without cost or fee (the “Non-Geophysical Data”);

(n) all of the Companies’ right, title, and interest in and to all files, records (including reservoir, production, operation, contract, land and title records; drawings, maps, plats and surveys; abstracts of title, title insurance policies, title opinions, and title curative; lease, contract, division order, marketing, correspondence, operations, environmental, production, processing, accounting, Tax records of the Companies, regulatory compliance, and facility and well records and files; prospect files; supplier lists and files; customer lists and files; and reports to Governmental Authorities), databases, data, and other information (in each case, whether in written or electronic format) that relate to any of the Assets and are in the possession of any Company (collectively, the “Records”);

(o) all of the Companies’ right, title and interest in and to any prospect portfolios;

(p) all of the Companies’ right, title, and interest in and to (i) all of the Companies’ communications or computer hardware, networks, systems, printers, routers, and other computer equipment and all proprietary or licensed computer software; (ii) all of the Companies’ intellectual property, including patents, trade secrets, copyrights, and trademarks; and (iii) all of the Companies’ economic analyses and pricing forecasts relating to any of the Assets;

(q) all other interests, rights, property, and assets of the Companies of every kind and character not otherwise specifically included in the definition of Excluded Assets;

Schedule 1.1 - iii

(r) all of the Companies’ right, title and interest in and to the field office in Jasper County, Texas as more particularly described on Exhibit D-3; and

(s) all of the Companies’ right, title, and interest in and to all futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Assets that are described on Schedule 1.2.

“Assigned Contracts” is defined in the definition of Assets.

“Assumed Obligations” is defined in Section 2.3.

“Audited Financial Statements” is defined in Section 4.25(a).

“Base Consideration” is defined in Section 2.2(a).

“Bonus Pool Amount” means $1,015,182.60.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas, are required or authorized by Law to be closed.

“Buyer” is defined in the introductory paragraph of this Agreement and includes all successors and assigns of Buyer.

“Buyer Indemnified Parties” is defined in Section 10.1.

“Casualty Event” means (a) any fire, explosion, accident, earthquake, act of the public enemy, act of God, or other similar event or occurrence that results in damage to or the destruction of any Asset, and (b) any taking of any Asset by condemnation or under the right of eminent domain.

“CERCLA” is defined in the definition of Environmental Contaminants.

“Claim Notice” is defined in Section 10.6(b).

“Claims” means any and all claims, actions, demands, Encumbrances, notices of non-compliance or violation, notices of liability or potential liability, investigations, actions (whether judicial, administrative or arbitrational), litigations, causes of action, suits and controversies.

“Closing” means the consummation of the transactions contemplated in this Agreement.

“Closing Date” is defined in Section 2.5.

“Closing Payment” is defined in Section 2.4.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” or “Companies” is defined in the Recitals.

“Company Agreement” means that certain Limited Liability Company Agreement of Upstream Exploration Holdings LLC, dated as of December 9, 2015 (as amended, modified or supplemented from time to time).

“Company Indemnified Persons” is defined in Section 7.10(a).

Schedule 1.1 - iv

“Company Interests” is defined in the Recitals.

“Company Interests Assignment” means an assignment of the Company Interests from Seller to Buyer in substantially the form attached hereto as Exhibit F.

“Company Net Acres” means the product of (a) the number of gross acres in the land covered by each Lease multiplied by (b) the lessor’s mineral interest in the land covered by such Lease multiplied by (c) Seller’s Working Interest in such Lease.

“Company Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (whether or not subject to ERISA) and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or individual consultant (or to any dependent or beneficiary thereof) of a Company, which are now maintained, sponsored or contributed to or required to be contributed to by the Companies or under which any of the Companies has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 8, 2019 by and between Buyer and Seller.

“Contracts” means any agreement, contract, obligation, promise, or undertaking (whether written or oral), other than a Lease, that is legally binding.

“D&O Provisions” is defined in Section 7.10(a).

“D&O Release” means the release, substantially in the form attached hereto as Exhibit H-2.

“Data” means the Specified Seismic Data and Non-Geophysical Data, collectively.

“Defensible Title” means, other than Permitted Encumbrances, as of the Execution Date and the Closing Date, with respect to each of the Subject Properties, and the platforms and facilities described on Exhibit C, such title and ownership by the Companies that is properly filed of record in the applicable public records in a manner sufficient to impart constructive notice to third Persons, and that:

(a) entitles the Companies to receive and retain from each Well described on Exhibit A-2 not less than the percentage set forth on Exhibit A-2 as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Well throughout the productive life of such Well except for decreases in connection with those operations in which Seller may, from and after the Execution Date, elect to be a non-consenting co-owner (in accordance with this Agreement);

(b) obligates the Companies to bear a percentage of the costs and expenses relating to the exploration, maintenance, development, and operation of each Well that is not more than the Working Interest set forth for such Well on Exhibit A-2 (except to the extent such increase is accompanied by a proportionate increase in the Net Revenue Interest applicable to such Well) throughout the productive life of such Well, except increases resulting from contribution requirements with respect to defaults by co-owners from and after the date hereof under applicable operating agreements;

Schedule 1.1 - v

(c) with respect to each Undeveloped Lease on Exhibit B, entitles the Companies to the Net Revenue Interest, Working Interest and Company Net Acres reflected therefor in Exhibit B throughout the productive life of all wells located on such Undeveloped Lease; and

(d) is free and clear of all Encumbrances.

“Dell Financing Contract” means that certain Dell Financial Services Contract 001-9006110-001 effective August 1, 2018, as amended July 23, 2018, by and between Dell Equipment Funding L.P. and Upstream Exploration.

“Developed Leases” is defined in the definition of Assets.

“Dispute Notice” is defined in Section 9.1.

“Disputed Amounts” is defined in Section 9.1.

“Effective Date” means March 1, 2019.

“Employment Laws” is defined in Section 4.17.

“Encumbrance” means any mortgage, deed of trust, pledge, security interest, lien, charge of any kind (including any agreement to grant any of the foregoing), any conditional sale or title retention agreement, any lease or sublease in the nature thereof, or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Environmental Contaminants” means “hazardous substances” and “pollutants or contaminants”, as those terms are defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), “petroleum”, including any fraction thereof, and “natural gas, natural liquids, liquefied natural gas, or synthetic gas usable for fuel” as those terms are used in Section 101 of CERCLA, any “solid or hazardous waste” as those terms are defined or used in the Resource Conservation and Recovery Act, and any industrial or oil and gas wastes regulated by applicable rules of the relevant Governmental Authorities in the State of Texas or the State of Louisiana. The term also includes NORM concentrated, disposed of, released or present on, resulting from, or in association with Hydrocarbon activities.

“Environmental Laws” means all applicable Laws (including the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Oil Pollution Act of 1990, the Texas Solid Waste Disposal Act, and all applicable rules of the Railroad Commission of Texas, the Texas Commission on Environmental Quality, and other Governmental Authorities having jurisdiction relating to the management or disposal of oilfield waste, in each case as amended from time to time) relating to the protection of the public health, welfare, and environment, worker protection, emergency planning, and/or a community’s right to know, including those Laws relating to the storage, handling, and use of chemicals and other hazardous materials, those relating to the Release, generation, processing, treatment, storage, transportation, disposal, or other management of waste materials of any kind, those relating to the protection of environmentally sensitive areas, and employee health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Companies that, together with the Companies, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

Schedule 1.1 - vi

“Excluded Assets” means the following properties and assets:

(a) all financial, legal (other than title opinions), and Tax records of Seller;

(b) any rights or Claims of Seller under this Agreement or any other Transaction Document; and

(c) all of the Companies’ right, title and interest in and to those certain interests, rights, properties, and assets more particularly described on Schedule 1.3 (the “Scheduled Exclusions”).

“Excluded Assets Assignment” means the excluded assets assignment, substantially in the form attached hereto as Exhibit G.

“Execution Date” is defined in introductory paragraph of this Agreement.

“Fee Surface Tracts” is defined in the definition of Assets.

“Final Settlement Statement” is defined in Section 9.1.

“Financial Statements” is defined in Section 4.25(a).

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.6, Section 3.8, Section 4.1, Section 4.2, and Section 4.3, Section 4.10, Section 4.16 and Section 4.24.

“Governmental Authority” means any governmental or quasi-governmental federal, state, provincial, county, city, or other political subdivision of the United States, any foreign country, or any department, bureau, agency, commission, court, or other statutory or regulatory body or instrumentality thereof.

“Hedge Contract” means any Contract with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by references to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” is defined in the definition of Assets.

“Imbalance” means any imbalance between the quantity of Hydrocarbons produced from any Well and allocated to a Person from time to time and the share of such production to which such Person is actually entitled by virtue of its ownership interest in such Well.

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indebtedness” means, with respect to any Company as of a specified date, without duplication all (a) indebtedness for money borrowed required to be reflected as indebtedness on a consolidated balance sheet of such Company as of such date prepared in accordance with GAAP; (b) indebtedness of the type described in the other clauses of this definition that is guaranteed, directly or indirectly, in any manner by such Company or for which such Company may be liable, but excluding endorsements of checks and other similar instruments in the ordinary course of business; (c) interest expense accrued but unpaid on any of such indebtedness described in the other clauses of this definition; (d) indebtedness evidenced by any note,

Schedule 1.1 - vii

bond, debenture or other debt security; (e) liabilities or obligations for the deferred purchase price for property or services with respect to which such Company is liable, contingently or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price liabilities (but excluding any ordinary course trade payables and any leased equipment or other personal or real property); (f) capital leases as determined under GAAP, and any accrued interest, due and unpaid prepayment premiums or penalties related thereto; and (g) due and unpaid prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness described in the foregoing clauses, but, excluding in all cases, (1) any indebtedness owed to another Company and (2) the indebtedness described on Schedule 1.7.

“Indemnified Party” is defined in Section 10.6(a).

“Indemnifying Party” is defined in Section 10.6(a).

“Intangible Rights” is defined in the definition of Assets.

“Knowledge” means (a) with respect to Buyer, the actual knowledge of Sardar Biglari, without a duty of inquiry, and (b) with respect to Seller, the actual knowledge of Michael Willis and Ross Burkenstock without a duty of inquiry.

“Laws” means all constitutions, treaties, laws, statutes, ordinances, rules, regulations, orders, and decrees of the United States, any foreign country, and any local, state, provincial, or federal political subdivision or agency thereof, as well as all judgments, decrees, orders, and decisions of courts having the effect of law in each such jurisdiction, including all Environmental Laws.

“Lease” means either a Developed Lease or an Undeveloped Lease.

“Lease Burdens” means all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and similar contractual burdens upon, payable out of, or measured by Hydrocarbon production from a Lease.

“Leases” means, collectively, the Developed Leases and the Undeveloped Leases.

“Losses” means any and all losses, judgments, damages, liabilities, injuries, costs, expenses, interest, penalties, Taxes, fines, obligations and deficiencies of any kind whatsoever, under any theory of liability or responsibility, whether known or unknown, and whether fixed, liquidated or contingent. As used herein, the term “Losses” includes reasonable attorneys’ fees and other costs and expenses of any Party receiving indemnification hereunder incident to the investigation and defense of any Claim that results in litigation or the settlement of any Claim.

“Material Adverse Effect” means, when used with respect to Seller or any Company, a result, event, occurrence or consequence that (a) would materially and adversely affect the aggregate value of the Assets, (b) would materially impair the ability of any Company to own, hold, develop, and operate the Assets taken as a whole, or (c) would adversely affect in any material respect the ability of Seller to perform its obligations under this Agreement or the documents executed in connection herewith or consummate the transactions contemplated herein and therein; provided that any such material adverse effect that results from any of the following matters shall not be taken into account in determining whether a material adverse effect has occurred: (i) changes in financial or securities markets generally; (ii) changes in general economic conditions in the United States; (iii) changes in the market price of oil and natural gas; and (iv) actions taken or omissions made after the date of this Agreement as permitted under this Agreement or with the written consent of Buyer.

Schedule 1.1 - viii

“Material Contracts” means any Assigned Contract to which any Company is a party or the Assets are bound as of the Execution Date, or any other Contract to which a Company is a party or to which any of the Assets or Buyer will be bound as of the Closing, of the types described below:

(i) any Contract that can reasonably be expected to result in aggregate payments by the Companies of more than $100,000 during the current or any subsequent fiscal year of the Companies (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii) any Contract that can reasonably be expected to result in aggregate revenues to the Companies of more than $100,000 during the current or any subsequent fiscal year of the Companies (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii) any Hydrocarbon purchase, sale, gathering, treatment, processing, storage or similar contract that is not terminable on thirty (30) days or less notice;

(iv) each Contract evidencing Indebtedness for borrowed money binding on the Companies or the Assets after the Closing or granting any Encumbrances over any material asset of any of the Company;

(v) any Contract that constitutes a lease under which either of the Companies is the lessor or the lessee of real or personal property, which lease (A) cannot be terminated without penalty upon thirty (30) days or less notice and (B) involves an annual base rental of more than $100,000;

(vi) any contract that constitutes a partnership or joint venture agreement or similar contract;

(vii) any employment agreement, consulting agreement or similar agreement;

(viii) any contract with a take-or-pay, minimum quantity commitment or a dedication or similar type of arrangement;

(ix) any stockholders agreement, investors rights agreement or registration rights agreement or similar agreement;

(x) any Contract with Seller or an Affiliate of Seller that will not be terminated prior to Closing;

(xi) any agreement of or binding upon Seller or any Company to sell, lease, farmout or otherwise dispose of any interest in any of the Assets (other than Hydrocarbon purchase and sale contracts) after the Effective Date;

(xii) any joint operating agreement, participation agreement, exploration agreement, development agreement, purchase and sale agreement, operating agreement, area of mutual interest agreement or farmin or farmout agreement that is binding on the Assets; and

(xiii) any Contract that contains an area of mutual interest provision or non-compete provision, or that otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, any Company or any of its Affiliates conducts business.

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“Membership Interests” means, with respect to a Person, the membership interests, limited liability company interests, other equity interests, rights to profits or revenue and any other similar interest, and any security or other interest convertible into the foregoing, or any right (contingent or otherwise) to acquire any of the foregoing, of such Person.

“Net Revenue Interest” means, with respect to each Lease, the interest in and to all Hydrocarbons produced and saved from or attributable to such Lease, after giving effect to all valid Lease Burdens, carried interests, reversionary interests, and other similar interests constituting burdens upon, measured by, or payable out of Hydrocarbons produced and saved from or attributable to such Lease.

“Non-Asset Taxes” means Taxes imposed on any Company (including Income Taxes) other than (a) Asset Taxes and (b) Transfer Taxes.

“Non-Geophysical Data” is defined in the definition of Assets.

“Non-Party Persons” is defined in Section 11.16.

“NORM” means naturally occurring radioactive materials.

“Order” means any order, award, decision, injunction, judgement, ruling, decree, writ, subpoena, or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Orion Prospect” means the lands covered by those leases listed on Schedule 1.8.

“Party” and “Parties” is defined in the introductory paragraph to this Agreement.

“Permits” means the permits, licenses, authorizations, certificates, registrations, franchises, certificates, exemptions, consents, approvals and other similar rights and privileges approvals granted by any Governmental Authority that pertain or relate in any way to the Leases, Subject Units, or Wells.

“Permitted Encumbrances” means:

(a) Preferential Rights triggered by this transaction;

(b) consents triggered by the transactions contemplated by this Agreement, including any customary post-Closing consents;

(c) Encumbrances for Taxes or assessments not yet delinquent;

(d) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets, if the same are customarily obtained, given, or made subsequent to such sale or conveyance;

(e) the terms of the Leases, the Real Property Interests, and the Assigned Contracts, but only to the extent that they are not reasonably likely to, individually or in the aggregate, (i) operate to reduce the Companies’ Net Revenue Interest below that shown in Exhibit A-2 or Exhibit B, as applicable, for each such Well or Lease (ii) operate to increase the Companies’ Working Interest above that shown in Exhibit A-2 or Exhibit B, as applicable, for each such Well or Lease without a proportionate increase in the associated Net Revenue Interest for such Well or Lease, or (iii) adversely impair the ownership, operation, value or use of the affected Assets (as currently owned or operated) in any material respect;

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(f) all easements, rights-of-way, servitudes, Permits, surface leases, and other rights to use the surface affecting or pertaining to the Assets, as long as any such encumbrances, individually or in the aggregate, are not reasonably likely to interfere materially with the ownership, operation, value or use of the Assets;

(g) all Encumbrances granted by the owner(s) of land covered by an Undeveloped Lease prior to its execution, regardless of whether such Encumbrance is subordinated to the relevant Undeveloped Lease, including those scheduled on Schedule 1.6;

(h) Lease Burdens, division orders, carried interests, rights to recoupment, unitization, pooling, proration, and spacing designations, orders, and agreements, reversionary interests, and similar burdens, if listed as an Excluded Asset or if the net cumulative effect thereof otherwise are not reasonably likely to operate to cause any Company to receive a Net Revenue Interest less than the Net Revenue Interest shown on Exhibit A-2 or Exhibit B, as applicable, or bear and pay more than the Working Interest shown on Exhibit A-2 or Exhibit B, as applicable, without a proportionate increase in the associated Net Revenue Interest;

(i) any lessor’s, operator’s, or other inchoate Encumbrance, whether statutory or contractual, constituting or securing the payment of Lease Burdens or of expenses which were incurred in the ordinary course of business and incidental to the maintenance, development, production, or operation of any Asset, to the extent the same secure amounts not yet delinquent or, if delinquent, that are being contested in good faith by proceedings diligently conducted in the normal course of business;

(j) to the extent not already triggered, conventional rights of reassignment upon final intention to abandon or release any Asset; and

(k) this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated organization, Governmental Authority, or any other form of entity.

“Personal Property” is defined in the definition of Assets.

“Preferential Right” means any preferential right to purchase, right of first refusal, right of first offer, or similar right, the operation of which is triggered by the transactions contemplated in this Agreement.

“Preliminary Settlement Statement” is defined in Section 2.4.

“Property Costs” means all non-reimbursed operating and development expenses and capital expenditures incurred in the ordinary course of business attributable to the use, operation, and ownership of the Assets, including Lease Burdens, development costs and expenditures related to confirming title to, permitting, drilling, completing, fracturing, testing, deepening, plugging back, side tracking, reworking, and operating wells on the Assets, costs associated with gathering, transporting, processing, and marketing production and other Hydrocarbons from the Assets and any other costs and expenses that customarily appear on a lease operating statement (except to the extent any such expenses and expenditures relate to liabilities associated with any personal injury or death of an individual, violations of Law or property damage, or liabilities with respect to Imbalances or Lease Burdens). For the avoidance of doubt, Property Costs shall not include any of the Companies’ general and administrative costs or overhead costs or any Taxes, any costs related to the cure or remediation of any environmental matters, Casualty Events or the breach of any of Seller’s representations, warranties or covenants under this Agreement.

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“Real Property Interests” is defined in the definition of Assets.

“Records” is defined in the definition of Assets.

“Referral Firm” is defined in Section 9.1.

“Release” means any release, disposal, spilling, leaking, pouring, emission, emptying, discharge, injection, escape, transmission, leaching, or dumping, or any threatened release, of any Environmental Contaminants from, or related in any way to the use, ownership, or operation of, the Assets that has not been remedied in accordance with all applicable Environmental Laws.

“Required Consent” means any requirement that the consent or approval of a third Person (other than a Governmental Authority) must be obtained prior to the conveyance of the Company Interests (including, for the avoidance of doubt, any consents which may be required as a result of a change of control of the Companies) by Seller to Buyer pursuant to this Agreement. Required Consents do not include Preferential Rights.

“Retained Claims” means those claims at issue in the lawsuit set forth on Schedule 7.14.

“Retained Claims Amounts” is defined in Section 7.14.

“Scheduled Closing Date” is defined in Section 2.5.

“Scheduled Exclusions” is defined in the definition of Excluded Assets.

“Seller” is defined in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” is defined in Section 10.2.

“Seller Parties” is defined in the introductory paragraph of this Agreement.

“Seller Release” means the release, substantially in the form attached hereto as Exhibit H-1.

“Seller Tax Periods” means any Tax period ending before the Effective Date, and the portion of any Straddle Period ending on the day before the Effective Date

“Seller Taxes” means any (i) Non-Asset Taxes of either Company allocable to Seller under Section 11.10(e), (ii) Asset Taxes of either Company allocable to Seller under Section 11.10(c), (iii) Taxes of Sellers (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Companies) for any Tax period; (iv) Taxes attributable to any restructuring or reorganization undertaken by Sellers, or either Company prior to the Closing (including, for the avoidance of doubt, Taxes associated with exclusion of the Excluded Assets); and (v) Taxes for which either Company (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, in each case, taking into account, and without duplication of, such Taxes effectively borne by Seller as a result of (A) the adjustments to the Base Consideration made pursuant to Section 2.2, Section 2.4 and Section 9.1, as applicable, and (B) any payments made from one Party to the other in respect of Taxes pursuant to Section 11.10(d).

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“Side Letter” means that certain Agreement of Non-Contravention by and between Buyer and HPS Investment Partners, LLC, dated as of the date hereof.

“Specified Liabilities” means any and all duties, obligations, responsibilities, Claims or Losses related to or arising out of any of the following pertaining to any of the Companies or the Assets:

(a) any Third Party Claims related to any death or physical injury to any individual, to the extent related to or arising out of the operations of the Companies prior to the Effective Date;

(b) any Third Party Claims related to any disposal by any Company at offsite disposal facilities of Environmental Contaminants related to or arising out of periods prior to the Closing Date;

(c) any Third Party Claims related to any property damage of any third party, to the extent related to or arising out of the operations of the Companies prior to the Effective Date;

(d) any Third Party Claims related to any (I) payment, nonpayment or mispayment of Lease Burdens due by the Companies with respect to their ownership interest in the Assets or (II) mispayment by any Company of its working interest share of costs in any Well or other Property Costs, in each case, for such costs attributable to the period prior to the Effective Date;

(e) any Third Party Claims related to any acts or omissions of gross negligence or willful misconduct of any Company or any Seller Party related to or arising out of period prior to the Effective Date;

(f) any (i) civil or administrative fines or penalties imposed or assessed as a result of any pre-Closing Date violation of Law and (ii) any criminal sanctions imposed or assessed as a result of any pre-Closing Date violation of Law, in each case, related to or arising out of the ownership, operation or use of the Assets prior to the Closing Date;

(g) any claims from current or former employees of the Companies, the Seller or any Affiliate with respect to the period of time prior to the Effective Date;

(h) except to the extent (i) Buyer has received an adjustment to the Base Consideration therefor in Article II, (ii) such amounts relate to Property Costs which are attributable to the Assets from and after the Effective Date and/or (iii) costs and expenses described in Section 2.2(d)(i)(E) which are attributable to the Companies from and after the Effective Date, any Losses related to any accounts payable of the Companies as of the Closing Date;

(i) except to the extent covered by the Tail Policy, all Losses of the Companies to indemnify any officers or directors under the governing documents of the Companies or any other indemnification agreements, in each case with respect to any actions taken prior to the Closing;

(j) (i) other than with respect to any portion of the Orion Prospect that is leased by the Companies after the Closing Date, any Third Party Claims related to assets or properties held, leased or owned by any Company during any periods prior to the Effective Date that are not held, leased or owned by any Company as of the Closing and (ii) any Third Party Claims related to activities conducted, or any failure to take any action, by any of the Companies or any Seller Indemnified Parties prior to the Closing Date, in each case, not directly related to the ownership, operation or use of the Assets; and

(k) any actions, suits or proceedings set forth on Schedule 1.5.

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“Specified Seismic Data” is defined in the definition of Assets.

“Straddle Period” means any Tax period beginning before and ending on or after the Effective Date.

“Subject Properties” means the Wells and the Undeveloped Leases.

“Subject Units” is defined in the definition of Assets.

“Surety Bonds” is defined in Section 7.6.

“Suspense Funds” means those proceeds of production and associated penalties and interest in respect of any of the Assets that are payable to third Persons and being held in suspense by Seller that are reflected on Schedule 4.19.

“Tail Policy” is defined in Section 7.10(c).

“Tax Authority” shall mean any Governmental Authority, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means any taxes, assessments and other similar governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party Claim” is defined in Section 10.6(b).

“Transaction Documents” means this Agreement, the Company Interests Assignment, the Excluded Assets Assignment, the D&O Releases and any other agreements, instruments, or documents entered into pursuant to this Agreement.

“Transfer Taxes” means any sales, use, transfer, stock, stamp, documentary, filing, recording, registration, and similar Tax incurred or imposed with respect to the transactions described in this Agreement.

“Unaudited Financial Statements” is defined in Section 4.25(a).

“Undeveloped Leases” is defined in the definition of Assets.

“Units” means a unit for the production and operation of a Hydrocarbon well created by the pooling, unitization, or communitization, whether voluntary or governmental, of one or more of the Leases and the lands covered thereby with other oil and gas leases and lands.

“Upstream Exploration” is defined in the Recitals.

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“Upstream Holdings” is defined in the Recitals.

“Wells” is defined in the definition of Assets.

“Working Interest” means, with respect to each Lease, the interest that represents the ownership of the oil and gas leasehold estate created by such Lease and that is burdened with the obligation to bear and pay costs of operations on or in respect of such Lease.

2. Interpretation. The following rules of interpretation shall apply to this Agreement:

(a) References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereto,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement unless otherwise specified.

(b) Articles and Sections. This Agreement, for convenience only, has been divided into articles and sections. The rights and other legal relations of the Parties shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles and sections.

(c) Number; Gender; Other. Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and the words “include”, “includes”, and “including” shall mean, in each case, “include, without limitation”, “includes, without limitation”, and “including, without limitation.” Specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.

(d) No Strict Construction. Buyer, on the one hand, and Seller, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Seller, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

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